Exhibit 99.1



                       REPORT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
OF FORT JAMES CORPORATION

     We have audited the supplemental consolidated balance sheets of Fort James Corporation and Subsidiaries as of December 29, 1996 and December 31, 1995, and the related supplemental consolidated statements of operations, cash flows, and changes in capital accounts for each of the three fiscal years in the period ended December 29, 1996. These financial statements are the responsibility of the management of Fort James Corporation. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental financial statements give retroactive effect to the merger on August 13, 1997, of James River Corporation of Virginia and Fort Howard Corporation, which has been accounted for as a pooling of interests as described in Notes 1 and 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Fort James Corporation and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fort James Corporation and Subsidiaries as of December 29, 1996 and December 31, 1995, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 29, 1996, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                         /S/ COOPERS & LYBRAND L.L.P.

Richmond, Virginia
August 13, 1997

                    FORT JAMES CORPORATION and SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       52 Weeks        53 Weeks        52 Weeks
                                                                                        Ended           Ended           Ended
                                                                                     December 29,    December 31,    December 25,
                                                                                         1996            1995            1994
                                                                                     ------------    ------------    ------------
                                                                                       (in millions, except per share amounts)
Net sales.........................................................................     $7,707.1        $8,887.9        $7,103.7
Cost of goods sold................................................................      5,564.2         6,835.2         5,727.1
Selling and administrative expenses...............................................      1,222.9         1,217.4           943.2
Severance and other items.........................................................         10.7            51.9             9.6
                                                                                     ------------    ------------    ------------
  Income from operations..........................................................        909.3           783.4           423.8
Interest expense..................................................................        424.4           536.3           523.3
Other income, net.................................................................         18.7            42.0            28.8
                                                                                     ------------    ------------    ------------
  Income (loss) before income taxes, minority interests and
     extraordinary item...........................................................        503.6           289.1           (70.7)
Income tax expense (benefit):
  Tax on current income or loss...................................................        171.0           120.4           (14.5)
  Effect of tax rate change.......................................................                          7.4
                                                                                     ------------    ------------    ------------
     Total income tax expense (benefit)...........................................        171.0           127.8           (14.5)
                                                                                     ------------    ------------    ------------
  Income (loss) before minority interests and extraordinary item..................        332.6           161.3           (56.2)
Minority interests................................................................         (4.6)           (1.4)            1.1
                                                                                     ------------    ------------    ------------
     Income (loss) before extraordinary item......................................        328.0           159.9           (55.1)
Extraordinary loss on debt repurchases, net of taxes of $5.3 in 1996, $11.9 in
  1995 and $14.7 in 1994..........................................................         (8.1)          (18.8)          (28.2)
                                                                                     ------------    ------------    ------------
     Net income (loss)............................................................     $  319.9        $  141.1        $  (83.3)
                                                                                     ------------    ------------    ------------
                                                                                     ------------    ------------    ------------
Preferred dividend requirements...................................................        (58.5)          (58.5)          (45.8)
                                                                                     ------------    ------------    ------------
     Net income (loss) applicable to common shares................................     $  261.4        $   82.6        $ (129.1)
                                                                                     ------------    ------------    ------------
                                                                                     ------------    ------------    ------------
Net income (loss) per share:
  Before extraordinary item.......................................................     $   1.47        $    .62        $   (.75)
  Extraordinary loss on debt repurchases..........................................         (.04)           (.12)           (.21)
                                                                                     ------------    ------------    ------------
     Net income (loss) per share..................................................     $   1.43        $    .50        $   (.96)
                                                                                     ------------    ------------    ------------
                                                                                     ------------    ------------    ------------
Weighted-average number of common shares and common share equivalents.............        183.4           164.1           134.1
                                                                                     ------------    ------------    ------------
                                                                                     ------------    ------------    ------------

  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                    FORT JAMES CORPORATION and SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                                    December 29,    December 31,
                                                                                                        1996            1995
                                                                                                    ------------    ------------
                                                                                                           (in millions)
Assets
Current Assets:
  Cash and cash equivalents......................................................................    $     34.6      $     67.0
  Accounts receivable............................................................................         781.1           945.0
  Inventories....................................................................................         801.6           984.5
  Prepaid expenses and other current assets......................................................          49.2            53.0
  Deferred income taxes..........................................................................         138.5           112.4
                                                                                                    ------------    ------------
     Total current assets........................................................................       1,805.0         2,161.9
                                                                                                    ------------    ------------
Net property, plant and equipment................................................................       4,999.3         5,339.3
Investments in affiliates........................................................................         154.6           146.8
Other assets.....................................................................................         468.0           491.6
Goodwill.........................................................................................         730.0           771.7
                                                                                                    ------------    ------------
     Total assets................................................................................    $  8,156.9      $  8,911.3
                                                                                                    ------------    ------------
                                                                                                    ------------    ------------
Liabilities and Shareholders' Equity
Current Liabilities:
  Accounts payable...............................................................................    $    639.0      $    672.9
  Accrued liabilities............................................................................         774.1           644.7
  Current portion of long-term debt..............................................................         128.9           107.5
                                                                                                    ------------    ------------
     Total current liabilities...................................................................       1,542.0         1,425.1
                                                                                                    ------------    ------------
Long-term debt...................................................................................       4,305.3         5,406.3
Accrued postretirement benefits other than pensions..............................................         475.7           483.1
Deferred income taxes............................................................................         690.5           714.3
Other long-term liabilities......................................................................         291.9           466.7
                                                                                                    ------------    ------------
     Total liabilities...........................................................................       7,305.4         8,495.5
                                                                                                    ------------    ------------
Shareholders' Equity:
  Preferred stock................................................................................         738.4           740.3
  Common stock, $.10 par value; shares outstanding, 1996 -- 188.5 million and 1995 -- 172.0
     million.....................................................................................          18.9            17.2
  Additional paid-in capital.....................................................................       2,407.0         2,181.7
  Retained deficit...............................................................................      (2,312.8)       (2,523.4)
                                                                                                    ------------    ------------
     Total shareholders' equity..................................................................         851.5           415.8
                                                                                                    ------------    ------------
     Total liabilities and shareholders' equity..................................................    $  8,156.9      $  8,911.3
                                                                                                    ------------    ------------
                                                                                                    ------------    ------------

  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                    FORT JAMES CORPORATION and SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       52 Weeks        53 Weeks        52 Weeks
                                                                                        Ended           Ended           Ended
                                                                                     December 29,    December 31,    December 25,
                                                                                         1996            1995            1994
                                                                                     ------------    ------------    ------------
                                                                                                    (in millions)
Cash Provided by (used for) Operating Activities:
  Net income (loss)...............................................................    $    319.9      $    141.1       $  (83.3)
  Depreciation expense and cost of timber harvested...............................         502.5           560.3          494.1
  Amortization of goodwill........................................................          21.4            24.4           12.1
  Deferred income tax provision (benefit).........................................          53.7            49.4          (23.7)
  Amortization of deferred loan costs.............................................          13.9            12.9           74.2
  Severance and other items.......................................................          10.7            51.9            9.6
  Loss on debt repurchases, net of tax............................................           8.1            18.8           28.2
Change in current assets and liabilities, net of effects of acquisitions and dispositions:
  Accounts receivable.............................................................          96.1            18.8          (42.8)
  Inventories.....................................................................          82.5           (80.5)          33.7
  Other current assets............................................................          (2.1)            3.7          (13.3)
  Accounts payable and accrued liabilities........................................          53.8           (28.2)          14.8
Other, net........................................................................         (75.9)           (6.4)          32.7
                                                                                     ------------    ------------    ------------
     Cash provided by operating activities........................................       1,084.6           766.2          536.3
                                                                                     ------------    ------------    ------------
Cash Provided by (used for) Investing Activities:
  Expenditures for property, plant and equipment..................................        (499.5)         (488.5)        (435.3)
  Cash paid for acquisitions, net.................................................        (199.9)          (52.5)        (538.0)
  Cash received from sale of assets...............................................         496.6            10.9           34.6
  Other, net......................................................................          10.3            50.9           (4.1)
                                                                                     ------------    ------------    ------------
     Cash used for investing activities...........................................        (192.5)         (479.2)        (942.8)
                                                                                     ------------    ------------    ------------
Cash Provided by (used for) Financing Activities:
  Additions to long-term debt.....................................................           4.2         1,476.9        1,189.5
  Payments of long-term debt......................................................      (1,049.2)       (2,419.4)        (904.4)
  Proceeds from spin-off of Crown Vantage Inc.....................................                         480.4
  Common stock issued, net of offering costs......................................         203.8           284.1            (.1)
  Preferred stock issued, net of issuance costs...................................                                        278.8
  Common and preferred stock cash dividends paid..................................         (97.2)         (120.4)         (88.4)
  Common stock issued on exercise of stock options................................          16.1            68.8             .4
  Debt issuance costs.............................................................          (1.5)          (50.1)         (32.1)
  Other, net......................................................................           (.7)                          (1.3)
                                                                                     ------------    ------------    ------------
     Cash provided by (used for) financing activities.............................        (924.5)         (279.7)         442.4
                                                                                     ------------    ------------    ------------
  Increase (decrease) in cash and cash equivalents................................         (32.4)            7.3           35.9
  Cash and cash equivalents, beginning of year....................................          67.0            59.7           23.8
                                                                                     ------------    ------------    ------------
     Cash and cash equivalents, end of year.......................................    $     34.6      $     67.0       $   59.7
                                                                                     ------------    ------------    ------------
                                                                                     ------------    ------------    ------------

  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                    FORT JAMES CORPORATION and SUBSIDIARIES

      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

                                                                                       52 Weeks        53 Weeks        52 Weeks
                                                                                        Ended           Ended           Ended
                                                                                     December 29,    December 31,    December 25,
                                                                                         1996            1995            1994
                                                                                     ------------    ------------    ------------
                                                                                                    (in millions)
Preferred stock
  Balance, beginning of year......................................................    $    740.3      $    740.3      $    454.1
  Issuance of Series P preferred stock............................................                                         287.5
  Other...........................................................................          (1.9)                           (1.3)
                                                                                     ------------    ------------    ------------
     Balance, end of year.........................................................    $    738.4      $    740.3      $    740.3
                                                                                     ------------    ------------    ------------
                                                                                     ------------    ------------    ------------

Common shareholders' equity (deficit)
Common stock:
  Balance, beginning of year......................................................    $     17.2      $     13.4      $     13.4
  Common stock offerings..........................................................           1.5             3.5
  Exercise of stock options and awards............................................            .1              .3
  Restricted stock awards.........................................................            .1
                                                                                     ------------    ------------    ------------
     Balance, end of year.........................................................          18.9            17.2            13.4
                                                                                     ------------    ------------    ------------
Additional paid-in capital:
  Balance, beginning of year......................................................       2,181.7         1,807.2         1,814.3
  Common stock offerings..........................................................         202.3           280.6
  Exercise of stock options and awards, net of tax effect.........................          18.8            82.2             1.6
  Restricted stock compensation earned............................................           3.0
  Other...........................................................................           1.2            11.7            (8.7)
                                                                                     ------------    ------------    ------------
      Balance, end of year........................................................       2,407.0         2,181.7         1,807.2
                                                                                     ------------    ------------    ------------
Retained deficit:
  Balance, beginning of year......................................................      (2,523.4)       (2,547.7)       (2,394.5)
  Net income (loss)...............................................................         319.9           141.1           (83.3)
  Common stock cash dividends declared............................................         (51.2)          (50.0)          (49.0)
  Preferred stock cash dividends declared.........................................         (58.5)          (58.5)          (45.8)
  Spin-off of Crown Vantage Inc...................................................                         (38.2)
  Change in equity component of minimum pension liability.........................          11.6              .5            14.9
  Foreign currency translation and other..........................................         (11.2)           29.4            10.0
                                                                                     ------------    ------------    ------------
     Balance, end of year.........................................................      (2,312.8)       (2,523.4)       (2,547.7)
                                                                                     ------------    ------------    ------------
       Common shareholders' equity (deficit), end of year.........................    $    113.1      $   (324.5)     $   (727.1)
                                                                                     ------------    ------------    ------------
                                                                                     ------------    ------------    ------------

  The accompanying notes are an integral part of the supplemental consolidated financial statements.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The supplemental consolidated financial statements of Fort James Corporation ("Fort James" or the "Company") have been prepared to give retroactive effect to the merger of a wholly-owned subsidiary of James River Corporation of Virginia ("James River") with and into Fort Howard Corporation ("Fort Howard") on August 13, 1997 (See Note 2). In connection with merger, James River was renamed Fort James Corporation. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Fort James after financial statements covering the date of consummation of the business combination are issued.

  Principles of Consolidation

     The supplemental consolidated financial statements present the operating results and financial position of Fort James and its majority owned subsidiaries. Significant intercompany balances and transactions have been eliminated. Investments in unconsolidated affiliates which are at least 20% owned are accounted for using the equity method and are stated at cost plus the Company's share of undistributed earnings and foreign currency translation adjustments, as applicable, since acquisition.

  Fiscal Year

     Fort James' fiscal year includes the 52 or 53 weeks ending on the last Sunday in December. The years ended December 29, 1996, and December 25, 1994, each included 52 weeks while the year ended December 31, 1995, included 53 weeks. In 1995, the Company changed the fiscal year end of Jamont N.V., part of the European Consumer Products Business (See Note 2), from November 30 to December 31 to eliminate the one-month lag in reporting. The one-month lag was eliminated as an adjustment to retained earnings.

  Use of Estimates

     Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company invests cash in marketable securities, including commercial paper, government repurchase agreements, and time deposits, with original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value because of the short maturity of these investments.

  Inventories

     Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. The last-in, first-out cost flow assumption is used for valuing substantially all domestic inventories other than stores and supplies for the James River facilities. Other inventories, including substantially all inventories held by Fort Howard and foreign subsidiaries, are valued using first-in, first-out or average cost assumptions.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost, less accumulated depreciation. Expenditures for improvements which increase asset values or extend useful lives are capitalized. Maintenance and repair costs are expensed as incurred. For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from 20 to 50 years for buildings and generally 5 to 25 years for machinery and equipment. Assets under capital leases principally arose in connection with sale and leaseback transactions as described in Note 15 and are stated at the present value of future minimum lease payments. These assets are depreciated over the respective periods of the leases which range from 15 to 25 years. For income tax purposes, depreciation is calculated using accelerated methods. Certain assets are depreciated using composite depreciation methods; accordingly, no gain or loss is recognized on partial sales or retirements of these assets.

  Timber and Timberlands

     Timber and timberlands are stated at cost less accumulated cost of timber harvested. Cost of timber harvested is recorded as timber is cut at rates which are determined annually based on the relationship of unamortized timber cost to the estimated volume of recoverable timber.

  Intangible Assets

     The excess of the purchase price over the fair value of identifiable net assets of acquired companies is allocated to goodwill and amortized over 40 years. Goodwill is presented net of accumulated amortization of $108.7 million as of December 29, 1996, and $92.2 million as of December 31, 1995. Differences between the Company's carrying value of investments in unconsolidated affiliates and its share of the underlying net assets of such affiliates are amortized over periods of up to 40 years.

     The recoverability of goodwill is periodically evaluated to determine whether current events or circumstances warrant adjustments to the carrying value. Such evaluation is based upon whether the goodwill is fully recoverable from the projected undiscounted cash flows of the assets and businesses to which the goodwill relates. On December 29, 1996, and December 31, 1995, the Company believes that no impairment of goodwill was indicated.

  Interest Costs

     The Company capitalizes interest costs as part of the cost of constructing certain facilities and equipment.

                                                                             1996      1995      1994
                                                                            ------    ------    ------
                                                                                  (in millions)
Total interest costs.....................................................   $431.0    $545.3    $530.6
Interest capitalized.....................................................     (6.6)     (9.0)     (7.3)
                                                                            ------    ------    ------
  Net interest expense...................................................   $424.4    $536.3    $523.3
                                                                            ------    ------    ------
                                                                            ------    ------    ------
Interest paid............................................................   $417.6    $551.8    $406.0
                                                                            ------    ------    ------
                                                                            ------    ------    ------

  Other Operating Expenses

     Research and development expenditures are expensed as incurred. Direct and readily identifiable indirect research and development costs totaled $49.8 million in 1996, $56.1 million in 1995 and $49.3 million in 1994. Advertising costs are expensed as incurred and amounted to $94.4 million in 1996, $101.6 million in 1995 and $83.3 million in 1994.

  Foreign Currency Translation

     The accounts of most foreign subsidiaries and affiliates are measured using local currency as the functional currency. For those entities, assets and liabilities are translated into U.S. dollars at period-end exchange rates, and income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translation are excluded from net earnings and accumulated as a separate component of retained earnings.

     Gains and losses from foreign currency transactions are included in other income. The U.S. dollar is used as the functional currency for subsidiaries and affiliates operating in highly inflationary economies, for which both translation adjustments and gains and losses on foreign currency transactions are included in other income.

     The change in the cumulative gain (loss) included in the translation component of retained earnings resulting from the translation of assets and liabilities of foreign subsidiaries and affiliates, net of the effect of exchange rate hedges, was as follows:

                                                                            1996       1995       1994
                                                                           -------    -------    -------
                                                                                   (in millions)
Balance, beginning of year..............................................   $  10.3    $ (33.6)   $ (43.6)
Translation adjustments.................................................     (11.7)      19.3       (3.7)
Related income tax effect...............................................      (3.9)      24.6       13.7
                                                                           -------    -------    -------
     Balance, end of year...............................................   $  (5.3)   $  10.3    $ (33.6)
                                                                           -------    -------    -------
                                                                           -------    -------    -------

  Derivative Financial Instruments

     The Company's debt structure and international operations give rise to exposure to market risks from changes in interest rates and foreign currency exchange rates. To manage these risks, derivative financial instruments may be utilized by the Company including interest rate swaps, caps and options on its long-term debt and foreign exchange contracts on certain of its net investments in foreign operations. The Company does not hold or issue financial instruments for trading purposes. Translation gains and losses on hedges of net foreign investments are deferred and accumulated in the foreign currency translation component of retained earnings. Gains and losses on transactional hedges are recognized in income and offset the foreign exchange gains and losses on related transactions. Unrealized gains and losses on interest rate swap and option agreements accounted for as hedges are deferred; related interest income and expense is recognized as incurred. The cost of interest rate option agreements are amortized over the respective lives of the agreements. Occasionally, the Company may terminate a derivative financial instrument. If an interest rate swap, cap or option is terminated because related debt no longer exists, any gain or loss is recognized into income immediately; otherwise, the gain or loss is deferred and amortized to interest expense over the remaining periods originally covered by the derivative contract. If a foreign exchange contract is terminated, the gain or loss is recognized in a separate component of equity, net of tax, consistent with the accounting treatment of the hedged item.

  Net Income (Loss) Per Common Share and Common Share Equivalent

     Net income (loss) per common share is computed based on the weighted-average number of common shares and dilutive common share equivalents outstanding during the period. Net income (loss) used in these computations is reduced by preferred dividend requirements. Fully diluted earnings per share are considered to be equal to primary earnings per share in all periods presented because the assumed conversion of potentially dilutive securities which are not common share equivalents was not dilutive.

     Per share earnings and the accompanying notes to supplemental consolidated financial statements reflect the retroactive effect of a 6.5-for-one Fort Howard stock split which occurred on January 31, 1995.

  Adoption of Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") which is effective for periods beginning after December 15, 1997, including interim periods. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements, either in the statement of operations or in a separate statement. Additionally, SFAS 130 requires the display of the accumulated balance of other comprehensive income. On a pro forma basis, for the years ended December 29, 1996, December 31, 1995, and December 25, 1994, comprehensive income is as follows:

                                                                             1996      1995      1994
                                                                            ------    ------    ------
                                                                                  (in millions)
Net income (loss)........................................................   $319.9    $141.1    $(83.3)
Other comprehensive income (loss), net of tax:
  Foreign currency translation...........................................    (15.6)     43.9      10.0
  Elimination of one-month lag in reporting for Jamont N.V...............               (8.4)
  Change in equity component of minimum pension liability................     11.6        .5      14.9
  Unrealized gain (loss) on securities...................................      4.4      (6.1)
                                                                            ------    ------    ------
     Other comprehensive income..........................................       .4      29.9      24.9
                                                                            ------    ------    ------
Comprehensive income (loss)..............................................   $320.3    $171.0    $(58.4)
                                                                            ------    ------    ------
                                                                            ------    ------    ------

     In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") which is effective for periods beginning after December 15, 1997, including interim periods after the year of initial adoption. SFAS 131 establishes standards for the way public companies report information about operating segments in both interim and annual financial statements, including related disclosures about products and services, geographic areas, and major customers. The Company has not determined what, if any, impact SFAS 131 will have on the operating segments reported, nor the impact SFAS 131 will have on the related disclosures.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"), which is effective for periods ending after December 15, 1997, including interim periods. SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") by replacing primary EPS with the presentation of basic EPS and requiring dual presentation of basic and diluted EPS on the face of the income statement. On a pro forma basis, for the years ended December 29, 1996, December 31, 1995, and December 25, 1994, EPS as reported would have been:

                                                                                 1996     1995    1994
                                                                                 -----    ----    -----
Basic earnings per share......................................................   $1.44    $.51    $(.96)
Diluted earnings per share....................................................    1.43     .50     (.96)

  Reclassifications

     Certain amounts in the financial statements and supporting footnote disclosures have been reclassified to conform to 1997 classifications including a reclassification of customer freight charges from net sales to cost of sales. Reportable segments for all periods have been reconfigured to include bleached board operations (formerly in the North American Consumer Products segment) in the Packaging segment and to include the foodwrap operations (formerly in the Packaging segment) in the North American Consumer Products segment.

NOTE 2 -- ACQUISITIONS, DISPOSITIONS AND OTHER TRANSACTIONS

  Business Combination

     Effective August 13, 1997, in connection with the merger, the Company issued 104.8 million shares of its Common Stock in exchange for all the outstanding common stock of Fort Howard based on a conversion ratio of 1.375 shares (the merger exchange ratio) of the Company's Common Stock for each share of Fort Howard common stock, for a total value of $4.6 billion. The merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, the Company's supplemental consolidated financial statements have been restated for all periods prior to the business combination to include the combined financial results of James River and Fort Howard.

     Net sales, income (loss) before extraordinary item and net income (loss) for the individual companies reported prior to the merger are as follows:

                                                                                                1996        1995        1994
                                                                                              --------    --------    --------
                                                                                                       (in millions)
Net sales
  James River..............................................................................   $5,971.9    $7,141.2    $5,706.4
  Fort Howard..............................................................................    1,580.8     1,620.9     1,274.4
  Reclassifications........................................................................      154.4       125.8       122.9
                                                                                              --------    --------    --------
     Total.................................................................................   $7,707.1    $8,887.9    $7,103.7
                                                                                              --------    --------    --------
                                                                                              --------    --------    --------
Income (loss) before extraordinary item
  James River..............................................................................   $  157.3    $  126.4    $  (13.0)
  Fort Howard..............................................................................      170.7        33.5       (42.1)
                                                                                              --------    --------    --------
     Total.................................................................................   $  328.0    $  159.9    $  (55.1)
                                                                                              --------    --------    --------
                                                                                              --------    --------    --------
Net income (loss)
  James River..............................................................................   $  157.3    $  126.4    $  (13.0)
  Fort Howard..............................................................................      162.6        14.7       (70.3)
                                                                                              --------    --------    --------
     Total.................................................................................   $  319.9    $  141.1    $  (83.3)
                                                                                              --------    --------    --------
                                                                                              --------    --------    --------

     The supplemental consolidated financial information presented above reflects reclassifications of customer freight expenses and certain trade promotions to conform the classifications of Fort Howard to those of James River. The conforming of the accounting practices of James River and Fort Howard resulted in no adjustments to net income (loss) or shareholders' equity. There were no significant intercompany transactions between James River and Fort Howard. The extraordinary item for the above periods was reported by Fort Howard.

     The Company estimates that transaction costs associated with the merger will be approximately $50 million to $60 million. All fees and transaction expenses related to the merger and the restructuring of the combined companies will be expensed as required under the pooling-of-interests accounting method. These expenses have not been reflected in the supplemental consolidated statements of operations, but will be reflected in the consolidated statements of operations of the Company in the third and fourth quarters of 1997. The range of restructuring charges cannot be reasonably estimated until an analysis of the newly combined operations is complete and a detailed restructuring plan is developed.

  1996

     On September 3, 1996, the Company purchased the remaining 14% minority interest in Jamont N.V., which is included in its European Consumer Products Business, under an existing put and call agreement, from EuroPaper Inc. ("EuroPaper") for $199.9 million. Prior to the settlement, Fort James' consolidation of Jamont N.V. included the EuroPaper minority interest at a book value of $151 million. Concurrent with the receipt of the put exercise notice from EuroPaper on June 29, 1996, Fort James recorded the acquisition of the remaining 14% minority interest under the purchase method of accounting.

     On August 22, 1996, the Company completed the sale of its Flexible Packaging group for gross cash proceeds of $372.7 million. The Flexible Packaging group included ten manufacturing facilities with 2,200 employees. These facilities included four lamination and coating plants, five film and converting plants, and a rigid plastics container plant. Net assets sold totaled $336.7 million, net of total liabilities of $8.4 million. The Flexible Packaging group had annual net sales of $483 million. Proceeds from this transaction were used to settle the EuroPaper put and reduce long-term debt.

     In October 1996, the Company completed the sale of its Inks division of the Packaging Business, which included seven plants, for gross cash proceeds of $27 million. This division manufactured and sold high quality inks for packaging applications with annual sales of approximately $47 million. In May 1996, the Company completed the sale of its specialty operations business, which was a part of the North American Consumer Products Business, for cash proceeds of approximately $30 million and a combination of subordinated long-term notes and preferred stock. The specialty operations business, with annual sales of approximately $125 million, consisted of a party goods facility, a specialty mill, and a foodservice specialties plant. In January 1996, the Company contributed its Handi-Kup foam cup operations, formerly part of the North American Consumer Products Business, to a joint venture for $26 million of cash, approximately $10 million face value of subordinated long-term notes, and a 45% minority interest in the joint venture. The Handi-Kup operations contributed to the joint venture included four foam cup plants, with annual sales of approximately $96 million. The Company's interest in the joint venture was subsequently sold in December 1996 for cash proceeds of $26 million, including the collection of the subordinated long-term notes.

  1995

     On August 25, 1995, the Company completed the spin-off to shareholders of Crown Vantage Inc. ("Crown Vantage") which included a large part of the Company's Communications Papers Business, along with the specialty paper-based portion of its Packaging Business. Net proceeds from Crown Vantage's financings totaling $480 million and pay-in-kind notes valued at $85 million were received by the Company as a result of the spin-off. These amounts were treated as a return of the Company's investment. The book value of net assets spun off to Crown Vantage less proceeds received totaled $38 million which was recorded as an adjustment to retained earnings. The operating results of the facilities which now make up Crown Vantage were included in the supplemental consolidated statements of operations and the supplemental consolidated statements of cash flows for the eight months (35 weeks) ended August 27, 1995.

     In November 1995, the Company acquired the cutlery division of Benchmark Holdings, Inc. for $52.5 million. In May 1995, Fort James sold its option to purchase its partners' 50% interest in the chemical recovery and cogeneration facility at the Pennington, Alabama, pulp and paper mill for $22.2 million. The net proceeds were recognized as a deferred gain and are being amortized over 18 years. Fort James retained ownership of the remaining 50% interest in this facility.

  1994

     Prior to July 5, 1994, Fort James and Rayne Holdings Inc. ("Rayne") each owned 50% of Jamont Holdings N.V. ("Jamont Holdings") which, in turn, owned 86.4% of Jamont N.V., which is included in the European Consumer Products

Business. The European Consumer Products Business produces branded and private label tissue, feminine hygiene and foodservice products for the retail and away-from-home markets in Europe. On July 5, 1994, Fort James completed the acquisition of Rayne's 50% ownership interest in Jamont Holdings for approximately $575 million in cash. Jamont N.V. was included as a consolidated subsidiary beginning in July 1994; prior to that time, it was accounted for using the equity method.

     In March 1994, the Company sold its 50% interest in Coastal Paper Company, a Mississippi-based producer of lightweight papers. The Company also completed the sale of certain assets of its inactive Fitchburg, Massachusetts, facility in September 1994, and the sale of its Sandston, Virginia, specialty tabletop facility in November 1994. During 1994, the Company also completed the sale of 47,000 acres of timberlands.

  Summary

     The purchase prices of acquisitions were allocated to the acquired net assets based on their respective fair values as summarized below.

                                                                            1996     1995       1994
                                                                           ------    -----    --------
                                                                                  (in millions)
Acquisitions of consolidated entities:
  Fair value of assets acquired.........................................   $199.9    $55.2    $2,119.9
  Liabilities assumed or created........................................              (2.7)   (1,543.0)
                                                                           ------    -----    --------
  Cash paid for acquisitions............................................    199.9     52.5       576.9
                                                                           ------    -----    --------
  Cash acquired.........................................................                         (38.9)
                                                                           ------    -----    --------
     Cash paid for acquisitions, net....................................   $199.9    $52.5    $  538.0
                                                                           ------    -----    --------
                                                                           ------    -----    --------

Dispositions (other than Vantage spin-off):
  Fair value of assets sold.............................................   $508.9    $13.7    $   37.0
  Non-cash consideration received.......................................    (12.3)    (2.8)       (2.4)
                                                                           ------    -----    --------
     Cash received from sale of assets..................................   $496.6    $10.9    $   34.6
                                                                           ------    -----    --------
                                                                           ------    -----    --------

NOTE 3 -- SEVERANCE AND OTHER ITEMS

  1996

     During 1996, the Company recorded a net severance and other items charge of $10.7 million which included $40.6 million of severance charges and $59.3 million of asset write-downs offset by $89.2 million in net gains on business dispositions (see Note 2). Severance charges related to the termination of 580, 200 and 90 employees at the Company's North American Consumer Products Business, European Consumer Products Business and other domestic manufacturing and corporate facilities, respectively. Asset write-downs related to the phase-out of certain packaging equipment and planned asset consolidations in Europe. The Company has made severance payments of $69.7 million to approximately 2,000 employees for whom severance costs have been accrued since December 1994.

  1995

     During 1995, the Company recorded $51.9 million which included severance charges for announced reductions in work force of $42.7 million, related fixed asset write-offs of $4.2 million and transaction costs associated with the Crown Vantage spin-off of $5.0 million (see Note 2). Severance charges were primarily related to the termination of approximately 1,050 employees located in Europe and 370 employees located at domestic manufacturing and corporate facilities.

  1994

     In December 1994, the Company recorded $9.6 million which included severance charges for announced reductions-in-force of $16.4 million, asset write-offs of $28.9 million, and the reversal of $35.7 million of reserves associated with a 1992 restructuring program. Severance charges represent the costs related to the termination of approximately 650 employees primarily located at Communications Papers and Packaging facilities. Asset write-offs related to the phase-out of certain packaging equipment and planned asset consolidations in Europe. The reversal of a portion of the 1992 restructuring charge results from the Company's decision not to dispose of certain facilities.

NOTE 4 -- OTHER INCOME

                                                                                1996     1995     1994
                                                                                -----    -----    -----
                                                                                     (in millions)
Equity in earnings of unconsolidated affiliates..............................   $ 7.7    $25.7    $13.7
Interest income..............................................................     8.1     11.4     10.1
Gain on sale of assets.......................................................     3.4      4.7      3.5
Foreign currency exchange gains (losses).....................................      .6      (.4)     (.1)
Other, net...................................................................    (1.1)      .6      1.6
                                                                                -----    -----    -----
  Total other income.........................................................   $18.7    $42.0    $28.8
                                                                                -----    -----    -----
                                                                                -----    -----    -----

NOTE 5 -- INCOME TAXES

     The components of income (loss) before income taxes, minority interests and extraordinary item were as follows:

                                                                            1996      1995      1994
                                                                           ------    ------    -------
                                                                                  (in millions)
Domestic................................................................   $405.9    $236.3    $ (55.5)
Foreign.................................................................     97.7      52.8      (15.2)
                                                                           ------    ------    -------
  Income (loss) before income taxes, minority interests
     and extraordinary item.............................................   $503.6    $289.1    $ (70.7)
                                                                           ------    ------    -------
                                                                           ------    ------    -------

     Income tax expense (benefit) excluding income taxes on extraordinary item, consisted of the following:

                                                                            1996      1995      1994
                                                                           ------    ------    -------
Current:                                                                          (in millions)
  Federal...............................................................   $ 67.9    $ 66.2    $   5.4
  State.................................................................     13.3       7.1        1.8
  Foreign...............................................................     36.1       5.1        2.0
                                                                           ------    ------    -------
     Total current income tax provision.................................    117.3      78.4        9.2
                                                                           ------    ------    -------
Deferred:
  Federal...............................................................     42.0      18.5      (22.1)
  State.................................................................      3.8       5.4       (3.4)
  Foreign...............................................................      7.9      25.5        1.8
                                                                           ------    ------    -------
     Total deferred income tax provision (benefit)......................     53.7      49.4      (23.7)
                                                                           ------    ------    -------
       Income tax expense (benefit).....................................   $171.0    $127.8    $ (14.5)
                                                                           ------    ------    -------
                                                                           ------    ------    -------

     During 1996 and 1995, tax benefits credited to shareholders' equity which primarily related to the redemption of stock options were $3.0 million and $12.4 million, respectively. Cash payments for income taxes totaled $108.0 million in 1996, $73.0 million in 1995 and $16.6 million in 1994.

     No provision for income taxes has been made for $66.2 million of undistributed earnings of certain of the Company's foreign subsidiaries and affiliates which have been indefinitely reinvested. It is not practicable to determine the amount of U.S. income tax which would be payable if such undistributed foreign earnings were repatriated because any U.S. taxes payable on such repatriation would be offset, at least in part, by foreign tax credits.

     Principal reasons for the difference between the federal statutory income tax rate on income (loss) before income taxes, minority interests, and extraordinary item and the Company's effective income tax rate were as follows:

                                                                                 Percent of Pretax Income or
                                                                                           (Loss)
                                                                                -----------------------------
                                                                                1996        1995        1994
                                                                                -----       -----       -----
Federal statutory income tax rate............................................    35.0%       35.0%      (34.1)%
State income taxes, net of federal income tax effect.........................     2.5         3.6        (2.8)
Charitable contributions fair market value in excess of basis................                            (3.2)
Federal audit settlement.....................................................    (7.2)
Foreign losses not benefited.................................................                 3.6         8.7
Amortization of goodwill.....................................................     2.3         2.7         6.0
Other items, net.............................................................     1.3        (3.2)        4.9
                                                                                -----       -----       -----
  Effective income tax rate on current income (loss).........................    33.9%       41.7%      (20.5)%
                                                                                -----       -----       -----
Effect of increase in income tax rate........................................                 2.5
                                                                                -----       -----       -----
  Effective income tax rate..................................................    33.9%       44.2%      (20.5)%
                                                                                -----       -----       -----
                                                                                -----       -----       -----

     In August 1995, the French Parliament passed a law imposing a 10% tax surcharge on the normal corporate tax rate. The Company recorded a $7.4 million charge ($6.3 million, net of minority interests) to increase the deferred tax liability for the effect of this increase in tax rate.

     In December 1996, following a retroactive amendment to the Internal Revenue Code, the United States Tax Court issued a favorable decision allowing certain deductions claimed by Fort Howard in the years 1988 through 1995. As a result of this decision, Fort James realized a $36 million tax benefit representing the reversal of taxes previously accrued for these years.

     The Internal Revenue Service is currently reviewing James River's federal income tax returns for the years 1990 through 1992. In the opinion of management, potential adjustments resulting from these examinations will not have a material effect on the Company's financial condition.

     The income tax effects of temporary differences that gave rise to the net deferred tax liability as of December 29, 1996, and December 31, 1995, were related to the following:

                                                                                    1996        1995
                                                                                  --------    --------
                                                                                     (in millions)
Property, plant and equipment..................................................   $  932.8    $1,027.8
Pension benefits...............................................................       76.1        72.5
Other items....................................................................       64.0        74.6
                                                                                  --------    --------
     Total deferred tax liabilities............................................    1,072.9     1,174.9
                                                                                  --------    --------
Postretirement benefits other than pensions....................................     (181.3)     (184.3)
Alternative minimum tax credit carryforwards...................................      (99.5)     (128.5)
Accrued liabilities............................................................     (148.3)     (105.2)
Tax loss carryforwards.........................................................      (62.7)     (132.0)
Other items....................................................................      (60.1)      (66.8)
                                                                                  --------    --------
     Total deferred tax assets.................................................     (551.9)     (616.8)
                                                                                  --------    --------
     Valuation allowance.......................................................       31.0        43.8
                                                                                  --------    --------
       Net deferred tax liability..............................................   $  552.0    $  601.9
                                                                                  --------    --------
                                                                                  --------    --------

     The valuation allowance as of December 29, 1996, and December 31, 1995, reflects the impact of foreign net operating losses and tax credits for which the Company does not currently anticipate receiving future tax benefits. If recognized in the future, $9.5 million of these tax benefits will be allocated to reduce goodwill of certain acquired subsidiaries.

     As of December 29, 1996, the Company had $27.0 million of federal net operating loss carryforwards which will expire by 2011, $104.3 million of foreign net operating loss carryforwards which expire primarily from 1997 through 2005 and

$2.8 million of foreign tax credit carryforwards which expire from 1998 through 2000. The Company also had alternative minimum tax ("AMT") credit carryforwards of $99.5 million which have been reflected as a reduction of deferred taxes. AMT credits may generally be carried forward indefinitely and used in future years to the extent the Company's regular tax liability exceeds the AMT liability for such future years.

NOTE 6 -- PENSION PLANS

     Pursuant to pre-existing James River plans, the Company sponsors various contributory and noncontributory pension plans which cover substantially all James River employees, and also participates in several multiemployer retirement plans which provide defined benefits to James River employees covered under certain collective bargaining agreements. Fort Howard did not sponsor any defined benefit plans for its employees. Benefits under the majority of plans for hourly employees are primarily based on stated benefits per year of credited service. Benefits for salaried employees are primarily related to compensation and years of credited service. The Company makes contributions to its plans sufficient to meet the minimum funding requirements of applicable laws and regulations plus additional amounts, if any, as the Company, in consultation with its actuaries, deems to be appropriate. Contributions to multiemployer plans are generally based on negotiated labor contracts. The Company's contributions totaled $19.5 million, $32.6 million and $26.7 million in 1996, 1995 and 1994, respectively. Plan assets consist principally of equity securities and corporate and government obligations.

     The components of net pension cost were as follows:

                                                                            1996       1995       1994
                                                                           -------    -------    ------
                                                                                  (in millions)
Service cost............................................................   $  16.7    $  16.2    $ 20.8
Interest accrued on projected benefit obligation........................      84.8       95.5      95.0
Net investment (income) loss on plan assets:
  Actual................................................................    (162.9)    (246.0)    (12.8)
  Deferral of difference between actual and expected
     investment income..................................................      59.1      137.0     (97.4)
Net amortization........................................................      11.9        8.8      19.8
Contributions to multiemployer pension plans............................       4.6        5.1       5.1
                                                                           -------    -------    ------
  Net pension cost......................................................   $  14.2    $  16.6    $ 30.5
                                                                           -------    -------    ------
                                                                           -------    -------    ------

     Net amortization included amortization of the net transition assets, net experience gains and losses, and prior service costs over 15 to 20 years. The Company incurred termination benefit and curtailment costs associated with enhanced benefits in the 1996, 1995 and 1994 business dispositions and severance programs. Charges of $18.3 million, $8.0 million and $4.1 million are included with severance and other expenses for the years ended December 29, 1996, December 31, 1995, and December 25, 1994, respectively.

     The actuarial assumptions used in determining net pension costs were as follows:

                                                                                   1996    1995    1994
                                                                                   ----    ----    ----
Discount rate...................................................................    7.5%    8.6%    7.4%
Assumed rate of increase in compensation levels.................................    5.0%    5.0%    5.5%
Expected long-term rate of return on plan assets................................   10.0%   10.0%   10.0%

     The following table sets forth the funded status of the Company's plans:

                                                                                   1996                          1995
                                                                        --------------------------    --------------------------
                                                                          Assets       Accumulated      Assets       Accumulated
                                                                          Exceed        Benefits        Exceed        Benefits
                                                                        Accumulated      Exceed       Accumulated      Exceed
                                                                         Benefits        Assets        Benefits        Assets
                                                                        -----------    -----------    -----------    -----------
                                                                                             (in millions)
Actuarial present value of:
  Vested benefits....................................................   $     902.2    $     164.0    $     859.9    $     216.4
  Nonvested benefits.................................................          31.6           17.6           29.8           23.3
                                                                        -----------    -----------    -----------    -----------
     Accumulated benefit obligation..................................         933.8          181.6          889.7          239.7
  Effect of projected future salary increases........................          22.8             .8           25.0             .5
                                                                        -----------    -----------    -----------    -----------
     Projected benefit obligation....................................         956.6          182.4          914.7          240.2
                                                                        -----------    -----------    -----------    -----------
Plan assets at fair value............................................       1,200.4          158.0        1,067.6          198.7
                                                                        -----------    -----------    -----------    -----------
Plan assets in excess of (less than) projected benefit obligation....         243.8          (24.4)         152.9          (41.5)
Unrecognized net (gain) loss.........................................         (82.6)          11.9           10.0           31.9
Unrecognized prior service cost......................................          33.3           30.9           30.9           40.6
Unrecognized net transition asset....................................          (7.7)          (3.0)          (8.7)          (4.4)
Minimum pension liability............................................                        (39.0)                        (67.6)
                                                                        -----------    -----------    -----------    -----------
  Net pension asset (liability)......................................   $     186.8    $     (23.6)   $     185.1    $     (41.0)
                                                                        -----------    -----------    -----------    -----------
                                                                        -----------    -----------    -----------    -----------

     As of December 29, 1996, benefit obligations were determined using a discount rate of 7.75% and an assumed rate of increase in compensation levels of 5.0%. The effect of the changes in these assumptions was a decrease in the projected benefit obligation of $28.6 million.

     Other assets included net noncurrent pension assets of $202.2 million as of December 29, 1996, and $211.7 million as of December 31, 1995, exclusive of the additional minimum pension liabilities. As of December 29, 1996, $39.0 million of additional minimum pension liabilities for underfunded plans were included in other long-term liabilities, offset by an intangible asset of $30.5 million and a charge of $5.1 million to retained earnings, net of deferred taxes of $3.4 million. As of December 31, 1995, the additional minimum pension liability of $67.6 million was offset by an intangible asset of $40.2 million and a charge to retained earnings of $16.7 million, net of deferred taxes of $10.7 million.

     In 1995 net noncurrent pension assets and minimum pension liabilities were reduced by $28.7 million and $22.2 million, respectively, reflecting plans spun off with Crown Vantage. Under certain conditions, including the inability of Crown Vantage to fund required contributions, the Company has agreed to assume the liability for any underfunded benefits for the plans spun off. In the opinion of the Company's management, it is unlikely that these conditions will occur.

NOTE 7 -- POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Fort James provides certain medical and life insurance benefits to eligible retired employees under the pre-existing James River and Fort Howard postretirement benefit plans. The related postretirement benefit obligations are valued as separate plans. All of the Company's retiree medical plans are unfunded.

  James River plans

     Under the James River plans, domestic salaried employees hired before January 1, 1993, generally become eligible for retiree medical benefits after reaching age 55 with 15 years of service or after reaching age 65. Under the salaried plan, post-age 65 eligible retirees are reimbursed for a portion of the cost of premiums of Medicare supplement insurance policies, based upon vested years of service. Post-age 65 salaried retirees are also reimbursed for certain prescription drug costs, less deductibles. Pre-age 65 eligible retirees are paid a stated percentage of covered medical expenses, less deductibles. Salaried employees hired after January 1, 1993, are not eligible for retiree medical benefits. Benefits, eligibility and cost-sharing provisions for domestic hourly employees vary by location and collective bargaining unit.

     The discount rate used in determining the net periodic postretirement benefit cost was 7.4% for 1996, 8.5% for 1995 and 7.5% for 1994. The discount rate used in determining the accumulated postretirement benefit obligation was 7.6% as of December 29, 1996. The effect of the increase in the discount rate was a decrease in the accumulated benefit obligation of $10.7 million.

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation begins at 8.5% in 1997, declining by .5% per year through 2003 and .25% thereafter through 2005 to an ultimate rate of 5.0%. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 29, 1996, would have increased by $33.8 million. The effect of this change on the sum of the service cost and interest cost components of net periodic postretirement benefit cost for 1996 would have been an increase of $4.4 million.

  Fort Howard plans

     Under the Fort Howard plans, domestic salaried and hourly employees generally become eligible for retiree medical benefits after reaching age 55 with 10 years of service. Those employees retiring prior to February 1, 1990, who had met certain eligibility requirements are entitled to postretirement health care benefit coverage. These benefits, including a percentage of medical expenses and prescription drugs, are subject to deductibles, copayment provisions, a lifetime maximum benefit and other limitations. In addition, those employees who retire after January 31, 1990 and meet certain age and years of service requirements may purchase health care benefit coverage from Fort Howard up to age 65.

     The discount rate used in determining the net periodic postretirement benefit cost and accumulated postretirement benefit obligation was 7.5% for both 1996 and 1995 and 8% for 1994. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation begins at 9.5% in 1997, declining by 1% per year through 2000 to an ultimate rate of 6.5%. If the health care cost trend rate assumptions were increased by 1%, there would have been no material effect on the accumulated postretirement benefit obligation as of December 29, 1996, or the net periodic postretirement benefit cost for 1996.

  Fort James

     The components of net periodic postretirement benefit cost for Fort James were as follows:

                                                                                1996     1995     1994
                                                                                -----    -----    -----
                                                                                     (in millions)
Service cost.................................................................   $ 8.1    $10.5    $12.5
Interest cost on accumulated postretirement benefit obligation...............    29.0     40.6     40.5
Net amortization.............................................................    (7.7)    (9.1)    (7.3)
                                                                                -----    -----    -----
  Net periodic postretirement benefit cost...................................   $29.4    $42.0    $45.7
                                                                                -----    -----    -----
                                                                                -----    -----    -----

     Net amortization included amortization of prior service gains over approximately 12 to 15 years. In 1996, the Company incurred curtailment gains of $12.2 million related to its business dispositions. In 1995, the Company incurred a curtailment gain of $3.4 million related to revisions in eligibility requirements and monthly benefits received under the Fort Howard plans. In addition to the curtailment gain, the accumulated postretirement benefit obligation as of December 31, 1995, was reduced by $10.6 million and is being amortized over 12 years, the average remaining service period of Fort Howard active employees.

     Summary information on Fort James' plans was as follows:

                                                                                       1996      1995
                                                                                      ------    ------
Accumulated postretirement benefit obligation:                                         (in millions)
  Retirees.........................................................................   $191.0    $187.1
  Fully eligible active participants...............................................     42.1      51.6
  Other active participants........................................................    120.6     159.5
                                                                                      ------    ------
     Total accumulated postretirement benefit obligation...........................    353.7     398.2
Unrecognized net gain..............................................................     63.3      18.0
Unrecognized prior service gain....................................................     81.1      88.9
                                                                                      ------    ------
     Accrued postretirement benefit obligation.....................................   $498.1    $505.1
                                                                                      ------    ------
                                                                                      ------    ------

     As of December 29, 1996, and December 31, 1995, the Company has included $22.4 million and $22.0 million of accrued postretirement benefit costs in accrued liabilities, respectively, representing the estimated current portion of this liability.

NOTE 8 -- SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                                    1996        1995
                                                                                  --------    --------
Inventories                                                                          (in millions)
Raw materials..................................................................   $  177.0    $  249.5
Finished goods and work in process.............................................      498.8       640.6
Stores and supplies............................................................      160.9       179.1
                                                                                  --------    --------
                                                                                     836.7     1,069.2
Subtraction to state certain inventories at last-in, first-out cost............      (35.1)      (84.7)
                                                                                  --------    --------
  Total inventories............................................................   $  801.6    $  984.5
                                                                                  --------    --------
                                                                                  --------    --------
Valued at lower of cost or market:
  Last-in, first-out...........................................................   $  365.7    $  482.9
  First-in, first-out or average...............................................      435.9       501.6
                                                                                  --------    --------
  Total inventories............................................................   $  801.6    $  984.5
                                                                                  --------    --------
                                                                                  --------    --------

                                                                                    1996        1995
                                                                                  --------    --------
Property, Plant and Equipment                                                        (in millions)
Land and improvements..........................................................   $  214.6    $  223.0
Buildings......................................................................    1,154.3     1,221.1
Machinery and equipment........................................................    6,202.6     6,375.3
Construction in progress.......................................................      263.0       240.1
                                                                                  --------    --------
                                                                                   7,834.5     8,059.5
Accumulated depreciation.......................................................   (2,925.4)   (2,813.3)
                                                                                  --------    --------
                                                                                   4,909.1     5,246.2
Timber and timberlands, net....................................................       90.2        93.1
                                                                                  --------    --------
  Net property, plant and equipment............................................   $4,999.3    $5,339.3
                                                                                  --------    --------
                                                                                  --------    --------

Capital Lease Assets                                                                1996        1995
                                                                                  --------    --------
  (Included in Property, Plant and Equipment totals above)                           (in millions)
Buildings......................................................................   $    4.5    $    4.0
Machinery and equipment........................................................      187.7       187.0
                                                                                  --------    --------
  Total assets under capital leases............................................   $  192.2    $  191.0
                                                                                  --------    --------
                                                                                  --------    --------

                                                                                    1996        1995
                                                                                  --------    --------
Accrued Liabilities                                                                  (in millions)
Taxes payable, other than income taxes.........................................   $  102.6    $   99.7
Interest payable...............................................................       92.0       101.6
Employee insurance benefits....................................................       76.1        66.3
Compensated absences...........................................................       74.1        80.6
Other items....................................................................      429.3       296.5
                                                                                  --------    --------
  Total accrued liabilities....................................................   $  774.1    $  644.7
                                                                                  --------    --------
                                                                                  --------    --------

NOTE 9 -- INDEBTEDNESS

                                                                                                            1996        1995
                                                                                                          --------    --------
                                                                                                             (in millions)
Revolving credit facilities, 5.02% average interest rate...............................................   $  368.3    $  578.0
Money market notes, 6.95% average interest rate........................................................       48.4       305.0
Commercial paper, 3.33% average interest rate..........................................................        9.5       119.7
Term loans, notes and debentures:
  7.55% average interest rate Term loan A, payable in 2002.............................................      624.0       810.0
  8.08% average interest rate Term loan B, payable in 2002.............................................      119.0       330.0
  6.7% notes, payable in 2003..........................................................................      249.6       249.6
  6.75% notes, payable in 1999.........................................................................      199.8       199.7
  7.57% average interest rate medium-term notes, payable from 1997 to 2004.............................      200.0       200.0
  7.75% debentures, payable in 2023....................................................................      149.7       149.7
  7.50% average interest rate notes, payable to 2009...................................................      119.9       183.3
  8.25% notes, payable in 2002.........................................................................      100.0       100.0
  8.375% notes, payable in 2001........................................................................      199.5       199.4
  9.0% subordinated notes, payable in 2006.............................................................      618.1       650.0
  9.25% notes, payable in 2001.........................................................................      450.0       450.0
  9.25% debentures, payable in 2021....................................................................      200.0       200.0
  9.77% note, payable from 2005 to 2014................................................................      200.0       200.0
  10% subordinated notes, payable in 2003..............................................................      298.5       300.0
Capital lease obligations, average interest rate 10.9%, payable to 2017................................      170.6       175.2
Revenue bonds, average interest rate 7.36%, payable to 2028............................................      109.3       114.2
                                                                                                          --------    --------
       Total...........................................................................................    4,434.2     5,513.8
       Less current portion............................................................................      128.9       107.5
                                                                                                          --------    --------
            Long-term debt.............................................................................   $4,305.3    $5,406.3
                                                                                                          --------    --------
                                                                                                          --------    --------

  Minimum Principal Payments

     Minimum principal payments on long-term debt, excluding commercial paper, money market notes and revolving credit borrowings, for the next five years are as follows:

                                                                                 1997      1998      1999      2000      2001
                                                                                ------    ------    ------    ------    ------
                                                                                                (in millions)
Scheduled maturities.........................................................   $128.9    $142.7    $349.3    $191.9    $846.1

     If the current level of commercial paper, money market notes and revolving credit agreements remains outstanding until the expiration of the underlying or supporting agreements, additional payments of $399 million and $27 million would be required in 1999 and 2002, respectively. It is the Company's current intention to refinance or renew such agreements prior to their expiration.

  Revolving Credit Facilities

     As of December 29, 1996, Fort James and its consolidated subsidiaries had revolving credit agreements with various domestic and foreign banks providing for unsecured borrowings of up to approximately $1,462 million. The interest rates associated with the revolving credit agreements are primarily based, at the option of the Company, on the prime rate, the London Interbank Offered Rate ("LIBOR"), the Paris Interbank Offered Rate, certificate of deposit rates, or bankers' acceptance rates. Annual commitment fees of up to 25 basis points on $1,162 million and 50 basis points on $300 million of the unused portion of the commitments may be incurred during the revolving loan periods; additionally, certain agreements provide for facility fees which may range from 10 to 20 basis points of the committed amounts. The majority of the Company's domestic and foreign revolving credit agreements, totaling $935 million, expire in December 1999; the remaining agreements expire in 1997, 1998 and 2002.

  Commercial Paper and Money Market Notes

     As of December 29, 1996, the Company had domestic and foreign commercial paper programs providing for commercial paper issuances of up to $624.1 million. In addition, the Company had agreements with several banks providing for other borrowings, dependent upon bank availability. Commercial paper and money market notes generally bear interest at below-prime rates. As of December 31, 1995, the outstanding commercial paper and money market notes had average interest rates of 4.68% and 6.69%, respectively. Because of the availability of long-term financing through the Company's global revolving credit capacity and the Company's intention to refinance commercial paper and money market notes, these borrowings have been classified as long-term debt.

  Term Loans, Notes and Debentures

     Interest on Term Loan A is payable at prime plus 0.75% or, subject to certain limitations, at a reserve adjusted LIBOR rate plus 1.75% subject to downward adjustment if certain financial criteria are met. Interest on Term Loan B is payable at prime plus 1.50% or at a reserve adjusted LIBOR rate plus 2.50%.

     Among other restrictions, Fort Howard's debt agreements: (i) restrict payments of dividends, repayments of subordinated debt, purchases of Fort Howard's common stock, additional borrowings and acquisition of property, plant and equipment; (ii) require that certain financial ratios be maintained at prescribed levels; (iii) restrict the ability of Fort Howard to make fundamental changes and to enter into new lines of business, the pledging of Fort Howard's assets and guarantees of indebtedness of others and (iv) limit dispositions of assets and investments which might be made by Fort Howard. Fort Howard debt containing these restrictions were refinanced simultaneously with the merger (see Note 17).

     James River's most restrictive agreements contain limitations on borrowings and require maintenance of a minimum amount of net worth. As of December 29, 1996, under the most restrictive provisions of James River's debt agreements, James River had additional borrowing capacity of $1.6 billion and net worth in excess of the minimum requirement of approximately $390 million.

     At December 31, 1996, receivables totaling $57 million, inventories totaling $151 million and property, plant and equipment with a net book value of $1,238 million were pledged as collateral or held in trust under the terms of Fort Howard's debt agreements. Certain of James River's notes and revenue bonds are collateralized by assets consisting of property, plant and equipment, accounts receivable and inventories. Such assets are immaterial in relation to total assets.

     During 1996, the Company made payments on long-term debt of $1,049 million, resulting in the reduction of commercial paper and money market borrowings of $358 million, revolving credit agreements of $190 million and term loans, notes and debentures and capital leases of $501 million. This reduction in long-term debt was primarily funded through divestiture proceeds (see Note 2), common stock issuance proceeds and cash flows from operations.

NOTE 10 -- FINANCIAL INSTRUMENTS

     The Company is subject to market rate risk from exposure to changes in interest rates and currency exchange rates and enters into various interest rate and foreign exchange contracts to manage this exposure. Financial instruments used for these purposes are evaluated against the Company's policies for managing this risk, including counterparty performance and hedging practices, and are monitored using techniques such as market valuations and sensitivity analysis.

  Interest Rate Instruments

     The Company's strategy is to optimize the ratio of the Company's fixed to variable rate financing consistent with maintaining an acceptable level of exposure to the risk of interest rate fluctuation. To obtain this mix, the Company primarily uses interest rate swaps and options that have the effect of converting specific debt obligations of the Company from fixed to variable rate, or vice versa, as required.

     The Company has entered into interest rate swap agreements under which it pays to counterparties a variable interest rate based on LIBOR and the counterparties pay the Company a fixed interest rate on a notional principal amount of $1,286 million. Additionally, the Company entered into options under which premiums are paid to a counterparty in exchange for protection from paying the LIBOR based rates in excess of 6.5% up to 8.01% on $646 million of the

$1,286 million in notional amount of interest rate swaps. These contracts mature in September 1998 and January 1999. Also, the Company is a party to $500 million in notional amount of LIBOR based interest rate cap agreements that limit exposure on floating rate obligations to 8% plus Fort Howard's borrowing margin until June 1, 1999. The weighted-average pay rate and receive rate under the interest rate contracts were 3.0% and 2.7%, respectively, for the years ended December 29, 1996, and December 31, 1995.

     The fair value of the Company's financial instruments related to its indebtedness were as follows:

                                                               1996                         1995
                                                    --------------------------    -------------------------
                                                    Carrying Value                Carrying Value
                                                       or Gross                      or Gross
                                                       Notional         Fair         Notional        Fair
                                                      Amount (1)       Value        Amount (1)       Value
                                                    --------------    --------    --------------    -------
                                                                         (in millions)
Long-term debt, including current maturities           $ (4,434)      $(4,586)      $ (5,514)      $(5,675)
Interest rate swaps                                       1,286           (15)         1,286            (3)
Interest rate caps                                          500             1            500             2


(1) Long-term debt amount is carrying value; interest rate swap and cap amounts are notional amounts. The interest rate caps have a carrying value of $8 million and $11 million at December 29, 1996, and
    December 31, 1995, respectively.

     The estimates of fair values of the Company's financial instruments related to indebtedness are based on quoted market prices of comparable instruments or on current rates available to the Company for financial instruments with similar terms and remaining maturities.

  Currency Instruments

     The Company entered into foreign exchange contracts that hedge a portion of its net investment in its European Consumer Products Business. The total notional amount of such hedges was $470 million as of December 29, 1996, and December 31, 1995. Of such notional amount, $330 million was denominated in French francs and the remaining $140 million was denominated in British pounds, Belgian francs and Spanish pesetas. In connection with these contracts, the Company entered into interest rate swap agreements to mitigate the related interest rate exposure of the foreign exchange contracts. The weighted-average pay and receive rates on the interest rate agreements were 7.6% and 5.1%, and 7.9% and 5.4%, respectively, for the years ended December 29, 1996, and December 31, 1995, respectively. These contracts mature on September 1, 1998.

     As of December 29, 1996, and December 31, 1995, the carrying value of foreign exchange contracts was a net liability of $59.3 million and $86.7 million, respectively, and the fair value, based on quoted market prices of comparable instruments, was a net liability of $85.3 million and $108.0 million, respectively.

     The Company's European Consumer Products Business entered into foreign exchange contracts which mature in one year or less to hedge its market rate risk from exposure to changes in foreign currency exchange rates primarily resulting from intercompany financing and commercial transactions. As of December 29, 1996, and December 31, 1995, the Company had net unrealized (losses) gains of $(.1) million and $.4 million, respectively, on a notional amount of $47 million and $81 million, respectively, for these hedge instruments.

  Credit Risk

     The counterparties to the Company's interest rate and foreign exchange contracts consist of a number of major financial institutions. The Company continually monitors its positions with, and the credit quality of, these institutions and does not anticipate nonperformance by the counterparties.

NOTE 11 -- COMMON STOCK

     James River and Fort Howard had 150 million and 100 million (137.5 million as retroactively converted) authorized shares of common stock as of December 29, 1996, respectively. Effective with the merger, the authorized shares of Fort James common stock, $.10 par value ("Common Stock") was increased to 500 million shares. Including the retroactive effect of converting Fort Howard common stock into Fort James Common Stock, 188,468,378 shares were outstanding as of December 29, 1996, and the following shares were reserved for issuance:

                                                                                              1996
                                                                                           ----------
Stock option plans......................................................................   11,967,095
Incentive stock plan....................................................................    2,772,158
Deferred stock plan.....................................................................      374,051
Director stock ownership plan...........................................................       97,175
Conversion of Series K preferred stock..................................................    2,675,087
Conversion of Series L preferred stock..................................................    5,451,077
Conversion of Series N preferred stock..................................................    1,439,313
Conversion of Series P preferred stock..................................................   15,341,215
                                                                                           ----------
       Total common shares reserved for issuance........................................   40,117,171
                                                                                           ----------
                                                                                           ----------

     During 1996 and 1995, the Company issued 14.5 million shares of Common Stock at $14.73 per share and 34.7 million shares of Common Stock at $8.73 per share, respectively. The net proceeds to the Company were primarily used to prepay or redeem a portion of its indebtedness.

  Shareholder Rights Plan

     Under a shareholder rights plan, preferred stock purchase rights ("Rights") are issued at the rate of one Right for each share of Common Stock. Each Right entitles its holder to purchase one one-thousandth of a share of Series M Cumulative Participating Preferred Stock ("Series M") at an exercise price of $150, subject to adjustment. The Rights will only be exercisable if a person or group acquires, has the right to acquire, or has commenced a tender offer for 15% or more of the outstanding Common Stock. The Rights are nonvoting, pay no dividends, expire on March 1, 1999, and may be redeemed by the Company for $.01 per Right at any time before the tenth day (subject to adjustment) after a 15% position is acquired. The Rights have no effect on earnings per share until they become exercisable.

     After the Rights are exercisable, if the Company is acquired in a merger or other business combination, or if 50% or more of the Company's assets are sold, each Right will entitle its holder (other than the acquiring person or group) to purchase, at the then-current exercise price, common stock of the acquiring person having a value of twice the exercise price. In addition, in the event a 15% or greater shareholder (i) acquires the Company through a merger where Fort James is the surviving corporation, (ii) engages in certain self-dealing transactions, or (iii) increases his ownership other than through a cash tender offer providing fair value to all holders of Common Stock, each Right will entitle its holder (other than the acquiring person or group) to purchase, at the then-current exercise price, Common Stock having a value of twice the exercise price.

NOTE 12 -- PREFERRED STOCK

     The Company is authorized to issue up to five million shares of preferred stock, $10 par value. The preferred shares are issuable in series, each with varying dividend rates, redemption rights, conversion terms, liquidation values and voting rights. Outstanding series of preferred stock were as follows:

                                                      Depositary Shares                                Annual         Liquidation
                                           ---------------------------------------     Preferred      Dividend           Value
                                           Liquidation      Shares        Annual        Shares       Requirement     (in millions)
                                              Value       Outstanding    Dividend     Outstanding        (in        ----------------
                                            Per Share        1996        Per Share       1996         millions)      1996      1995
                                           -----------    -----------    ---------    -----------    -----------    ------    ------
Series K*...............................     $    50                      $3.3750      1,999,895        $ 6.7       $100.0    $100.0
Series L................................          50        4,000,000      3.5000      1,000,000         14.0        200.0     200.0
Series N................................          50        1,056,168      3.5000        264,042          3.7         52.8      52.8
Series O................................          25        3,924,600      2.0625        196,230          8.1         98.1     100.0
Series P................................       17.25       16,664,366      1.5525        166,644         25.9        287.5     287.5
                                                                                      -----------    -----------    ------    ------
       Total............................                                               3,626,811        $58.4       $738.4    $740.3
                                                                                      -----------    -----------    ------    ------
                                                                                      -----------    -----------    ------    ------

*Amounts listed for Series K are for preferred shares

     As of December 29, 1996, the Company has reserved 150,000 preferred shares for the issuance of Series M preferred stock under the Shareholder Rights Plan. In connection with the merger, the Company increased the number of preferred shares reserved for issuance to 250,000 shares.

     The Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock ("Series K") is convertible at the option of the holder into Common Stock at $37.38 per common share (or 1.3376 shares of Common Stock for each preferred share). The Series K is redeemable by the Company at $50 per share plus accrued dividends. The Series K is exchangeable at the option of the Company for 6.75% Convertible Subordinated Debentures due November 1, 2016, at $50 principal amount per share of Series K. If issued, these debentures will be convertible into Common Stock on the same terms as the Series K.

     The Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock ("Series L") and the Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock ("Series N") are each held in the form of depositary shares, with each depositary share representing a one-quarter interest in a preferred share. The Series L and the Series N depositary shares are convertible at the option of the holder into Common Stock at $36.69 per common share (or 1.3626 shares of Common Stock per depositary share). The Series L and Series N depositary shares are each redeemable by the Company at a redemption price declining from $50.35 per depositary share as of December 29, 1996, to $50 per depositary share in October 1997, and thereafter, plus accrued dividends. The Series L and Series N depositary shares are each exchangeable at the option of the Company for 7% Convertible Subordinated Debentures due October 1, 2017, at $50 principal amount per depositary share. If issued, these debentures will be convertible into Common Stock on the same terms as the depositary shares.

     The Series O 8 1/4% Cumulative Preferred Stock ("Series O") is held in the form of depositary shares, with each depositary share representing a one-twentieth interest in a preferred share. The Series O depositary shares are not redeemable prior to October 1, 1997. On or after that date, they are redeemable by the Company at $25 per depositary share, plus accrued dividends.

     The Series P 9% Cumulative Convertible Preferred Stock ("Series P") is held in the form of depositary shares, with each depositary share representing a one-hundredth interest in a preferred share. Each depositary share is entitled to .8547 of a vote, voting as a single group with holders of Common Stock. The Series P depositary shares are convertible at the option of the holder into Common Stock at a rate of .9206 common shares for each depositary share. After July 1, 1997, the Series P depositary shares are redeemable by the Company at a call price payable in shares of Common Stock. The number of shares to be issued upon redemption is tied to the market value of Common Stock at the time of redemption. If still outstanding on July 1, 1998, each Series P depositary share will automatically convert into 1.0771 shares of Common Stock.

NOTE 13 -- EMPLOYEE BENEFIT PLANS

     The Company applies APB 25 and related Interpretations in accounting for its stock-based compensation plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, "Accounting for Stock-Based Compensation," pro forma net income and earnings per share would have been as follows:

                                                                             1996             1995
                                                                            ------           ------
                                                                             (in millions, except
                                                                              per share amounts)
Net income.............................................................     $315.2           $139.3
Earnings per share.....................................................     $ 1.40           $  .49

     James River's and Fort Howard's stock option plans provide for the granting of options to purchase common stock to certain directors, officers and key employees. Options are granted at exercise prices equal to the fair market value of such stock as of the date of grant and have terms of ten years. James River's options vest in two or three equal annual installments. Fort Howard's options generally vest in five equal annual installments. Effective with the merger, Fort Howard's options were automatically converted into Fort James options at the merger exchange ratio and became fully vested pursuant to the plan provisions. As of December 29, 1996, there were 1,054 employees and directors holding options.

     Stock option activity, including the retroactive effect of converting Fort Howard's options into Fort James' options, was as follows:

                                                                        1996                   1995                   1994
                                                                 -------------------    -------------------    -------------------
                                                                           Weighted-              Weighted-              Weighted-
                                                                            Average                Average                Average
                                                                           Exercise               Exercise               Exercise
                                                                 Shares      Price      Shares      Price      Shares      Price
                                                                 ------    ---------    ------    ---------    ------    ---------
                                                                             (in thousands, except per share amounts)
Balance, beginning of year....................................    9,437     $ 16.86     11,039     $ 17.52     10,669     $ 17.89
  Granted.....................................................    2,416       23.90      2,225       22.82        938       16.35
  Forfeited...................................................     (150)      23.61       (176)      20.62       (153)      20.60
  Exercised...................................................     (951)      14.95     (3,477)      21.99        (23)      19.78
  Expired.....................................................     (209)      27.77       (174)      28.62       (392)      23.33
                                                                 ------    ---------    ------    ---------    ------    ---------
Balance, end of year..........................................   10,543     $ 18.34      9,437     $ 16.86     11,039     $ 17.52
                                                                 ------    ---------    ------    ---------    ------    ---------
                                                                 ------    ---------    ------    ---------    ------    ---------
Exercisable...................................................    6,679                  6,698                  8,797
Available for grant...........................................    2,707
Weighted-average fair value of options granted
  during the year.............................................   $ 7.26                 $ 6.96

     The fair value of each option grant, including the retroactive effect of converting Fort Howard's options into Fort James' options, was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

                                                                                          James River         Fort Howard
                                                                                       -----------------   -----------------
                                                                                        1996      1995      1996      1995
                                                                                       -------   -------   -------   -------
Dividend yield......................................................................     2.00%     2.00%     0.00%     0.00%
Volatility rate.....................................................................    27.26%    26.02%    19.26%    24.32%
Risk-free interest rate.............................................................     6.18%     6.37%     6.07%     5.51%
Expected option life................................................................   5 years   5 years   5 years   5 years

     The following table summarizes information about fixed stock options outstanding, including the retroactive effect of converting Fort Howard's options into Fort James' options, as of December 29, 1996:

                                   Options Outstanding
                  -----------------------------------------------------           Options Exercisable
   Range of                       Weighted-Average                          --------------------------------
   Exercise         Number           Remaining         Weighted-Average       Number        Weighted-Average
    Prices        Outstanding     Contractual Life      Exercise Price      Exercisable      Exercise Price
--------------    -----------     ----------------     ----------------     -----------     ----------------
                             (in thousands, except year and per share amounts)
$11.19-$14.36         5,548           3.7 years             $12.31             4,891             $12.04
$15.63-$22.97         1,948           8.4 years              19.38               719              18.91
$23.07-$31.87         2,114           7.6 years              26.39               651              26.34
$32.25-$40.66           933           7.2 years              33.69               418              33.83
                  -----------                                               -----------
Total                10,543                                                    6,679
                  -----------                                               -----------
                  -----------                                               -----------

  Deferred Stock Plan

     The Company's Deferred Stock Plan provides for the award of hypothetical shares of Common Stock ("Units") to certain officers and key employees. The value of each Unit on the award date is equal to the current market value of a share of Common Stock. Benefits will be paid in cash and Common Stock as vested or, at the option of the holder, over varying periods after retirement. As of December 29, 1996, Units were held by 40 employees. The Company recognized compensation expense under the Deferred Stock Plan of $1.1 million in 1996, $2.1 million in 1995 and $3.4 million in 1994.

     Deferred Stock Plan activity was as follows:

                                                                                       1996    1995     1994
                                                                                       ----    -----    -----
                                                                                           (in thousands)
Outstanding Units, beginning of year................................................    537      559      631
  Granted...........................................................................     39      108        8
  Accrued dividends.................................................................      7       19       16
  Distributed.......................................................................   (104)     (77)     (74)
  Canceled..........................................................................   (105)     (72)     (22)
                                                                                       ----    -----    -----
Outstanding Units, end of year......................................................    374      537      559
                                                                                       ----    -----    -----
                                                                                       ----    -----    -----

  Restricted and Incentive Stock

     Pursuant to the 1996 Stock Incentive Plan and the Director Stock Ownership Plan, the Company may also grant restricted stock and incentive stock awards to certain directors, officers and key employees. Restricted stock awards of 715,650 shares of Common Stock were granted in 1996 (of which 2,825 shares were deferred) at a weighted-average grant date fair value of $26.79 per share. Awards granted to officers and key employees will vest in eight years, with the potential for earlier vesting based on the Company's performance, and awards granted to directors will vest one year from the date of grant. Incentive stock awards of 150,000 shares of Common Stock were granted in 1996 at a weighted-average grant date fair value of $26.44 per share. Vesting of these shares is based on the Company's financial performance. The Company recognized compensation expense related to restricted and incentive stock awards of $3.0 million in 1996. As of December 29, 1996, there were 1,489 thousand shares available for grant pursuant to the 1996 Stock Incentive Plan which may be granted as options, restricted stock or incentive stock. Effective with the merger, the Company authorized an additional 8 million shares available for grant pursuant to the 1996 Stock Incentive Plan. The Director Stock Ownership Plan has 94 thousand shares available for grant as of December 29, 1996.

     Pursuant to Fort Howard's 1995 Stock Incentive Plan, 12,000 shares were granted as restricted stock awards in September 1996 at a grant date fair value of $24.50 per share. These shares automatically vested pursuant to the plan provisions and converted into Fort James Common Stock effective with the merger.

  Stock Plans for Employees

     The Company's StockPlus Investment Plan is available to substantially all of James River's domestic employees. Several alternative investment funds are available, including an investment fund consisting of Common Stock. Participating employees may contribute, through periodic payroll deductions, up to 10% of their compensation. Participant contributions of up to 6% of compensation are matched by the Company at a 50% rate. The Company additionally contributes 1% of all eligible employees' base salary to the plan. As of December 29, 1996, there were 22,000 participants in the plan, and the plan held 10 million shares of Common Stock and $77 million of other investments. Company contributions to this plan totaled $16.8 million in 1996, $15.2 million in 1995 and $16.1 million in 1994.

     A substantial majority of Fort Howard's employees are covered by defined contribution plans. The Company makes annual discretionary contributions under these plans. Participants may also contribute a percentage of their compensation to the plans. As of December 29, 1996, there were approximately 6,000 participants in these plans, and the plans held .4 million shares of Common Stock. Company contributions to these plans totaled $16.3 million in 1996, $13.2 million in 1995 and $12.7 million in 1994.

     In addition, the Company maintains a stock purchase plan for the benefit of certain Canadian employees. As of December 29, 1996, 65,000 shares of Common Stock were held in this plan.

NOTE 14 -- RELATED PARTY TRANSACTIONS

     As of December 29, 1996, Morgan Stanley Group Inc. ("Morgan Stanley Group") and certain of its affiliates controlled 26% of Fort Howard's common stock. Morgan Stanley, Dean Witter Discover & Co. (the surviving Corporation in the June 1, 1997, merger of Morgan Stanley Group with and into Dean Witter Discover & Co.) ("Morgan Stanley, Dean Witter") and certain of its affiliates own less than 5% of the outstanding common shares of Fort James upon conversion of their Fort Howard common stock.

     Morgan Stanley & Co. Incorporated ("MS&Co"), an affiliate of Morgan Stanley, Dean Witter, has served as lead underwriter with respect to Fort Howard's common stock and public debt offerings and has received underwriting fees of $3 million in 1996, $7 million in 1995 and $20 million in 1994 in connection with such public offerings. MS&Co is also a market maker with respect to Fort Howard's public debt securities. MS&Co also periodically provides financial advisory services for Fort Howard for which it receives customary fees. Pursuant to an agreement terminated effective December 31, 1994, MS&Co provided financial advisory services to Fort Howard for which Fort Howard paid MS&Co $1 million in 1994. Fort James is a party to interest rate cap agreements (see Note 10) including one such agreement with MS&Co which was purchased in 1994 for $2 million. Additionally, in connection with the merger, Fort Howard has agreed to pay MS&Co approximately $20 million in fees for its services as an investment advisor.

NOTE 15 -- COMMITMENTS AND CONTINGENT LIABILITIES

  Operating Leases

     The Company leases certain facilities, vehicles and equipment over varying periods. None of the agreements contain unusual renewal or purchase options. As of December 29, 1996, future minimum rental payments under noncancelable operating leases were as follows:

                                                                                               Minimum
                                                                                               Rentals
                                                                                            -------------
                                                                                            (in millions)
1997.....................................................................................      $  25.1
1998.....................................................................................         22.8
1999.....................................................................................         20.5
2000.....................................................................................         19.8
2001.....................................................................................         16.6
2002 and thereafter......................................................................         48.4
                                                                                            -------------
       Total future minimum rentals......................................................      $ 153.2
                                                                                            -------------
                                                                                            -------------

     Rent expense totaled $70.3 million in 1996, $71.6 million in 1995 and $72.7 million in 1994.

  Sale and leaseback transactions

     Certain buildings and machinery and equipment at Fort Howard's tissue facilities were sold and leased back from various financial institutions. These leases are treated as capital leases. Future minimum lease payments as of December 29, 1996, are as follows:

                                                                                               Minimum
                                                                                              Payments
                                                                                            -------------
                                                                                            (in millions)
1997.....................................................................................      $  23.7
1998.....................................................................................         23.4
1999.....................................................................................         23.3
2000.....................................................................................         22.8
2001.....................................................................................         22.6
2002 and thereafter......................................................................        310.4
                                                                                            -------------
Total payments...........................................................................        426.2
Less imputed interest at rates approximating 10.9%.......................................        255.6
                                                                                            -------------
       Present value of capital lease obligations........................................      $ 170.6
                                                                                            -------------
                                                                                            -------------

  Litigation and Environmental Matters

     The Company is party to various legal proceedings generally incidental to its business and is subject to a variety of environmental and pollution control laws and regulations. As is the case with other companies in similar industries, Fort James faces exposure from actual or potential claims and legal proceedings.

     During 1994, James River was sued in Morgan County, Alabama, in a class action and in Bridgeport, Connecticut, by certain former holders of James River's 10 3/4% Debentures due October 1, 2018. Most of these Debentures were retired by means of a tender offer to all holders which commenced on September 18, 1992. The remainder were redeemed on November 2, 1992. Merrill Lynch & Co., which acted as James River's dealer manager for the tender, is also named as a defendant in the Alabama case. In general, the complaints allege violations of a covenant prohibiting use of lower cost borrowed funds to redeem the Debentures before October 1, 1998, and of various disclosure obligations, and seek damages in excess of $50 million plus punitive damages in excess of $500 million. The Alabama case has been certified as a class action and holders of approximately one-half of the Debentures elected not to be part of the class. In June 1997, the Alabama court granted James River summary judgement on the remaining claims, and dismissed the action. The plaintiffs have appealed to the Alabama Supreme Court. Most of the holders electing out of the class are plaintiffs in the Connecticut case. Fort James believes that these claims are without merit and intends to defend them vigorously. In May 1996, James River settled the claim of an institutional holder of approximately 16.54% of the Debentures for $425,000 plus reimbursement of attorneys' fees.

     Although the ultimate disposition of legal proceedings cannot be predicted with certainty, it is the present opinion of the Company's management that the outcome of any claim which is pending or threatened, either individually or on a combined basis, will not have a materially adverse effect on the consolidated financial condition of Fort James but could materially affect consolidated results of operations in a given year.

     In addition, Fort James has been identified as a potentially responsible party ("PRP"), along with others, at various U.S. Environmental Protection Agency ("EPA") designated superfund sites and is involved in remedial investigations and actions under federal and state laws. Among these sites, the Company, along with six other current and former operators of pulp and paper facilities, has been identified as a PRP by the U.S. Fish and Wildlife Service and other state and federal agencies, including the EPA, and tribal entities, regarding contamination of the lower Fox River by hazardous substances. The agencies and tribes seek remediation and restoration of the river, and natural resources damages. At this time, the Company, in conjunction with other PRPs, has agreed to participate in the funding of remedial studies and a natural resources damages assessment and is engaged in negotiations with federal and state agencies and tribes to resolve outstanding claims.

     It is the Company's policy to accrue remediation costs on an undiscounted basis when it is probable that such costs will be incurred and when a range of loss can be reasonably estimated. Fort James' accrued environmental liabilities, including remediation and landfill closure costs, totaled $57.0 million and $43.8 million as of December 29, 1996, and December 31, 1995, respectively. The Company periodically reviews the status of all significant existing or potential environmental issues and adjusts its accruals as necessary. The accruals do not reflect any possible future insurance recoveries. Estimates of costs for future remediation are necessarily imprecise due to, among other things, the identification of presently unknown remediation sites and the allocation of costs among potentially responsible parties. The Company believes that its share of the costs of cleanup for its current remediation sites will not have a material adverse impact on its consolidated financial position but could have a material effect on consolidated results of operations in a given year. As is the case with most manufacturing and many other entities, there can be no assurance that the Company will not be named as a potentially responsible party at additional sites in the future or that the costs associated with such additional sites would not be material.

     In December 1993, the EPA published draft rules which contain proposed regulations affecting pulp and paper industry discharges of wastewater and gaseous emissions, commonly referred to as the "cluster rules." The final rules are likely to be issued in 1997. These rules may require significant changes in the pulping and/or bleaching processes presently used in some U.S. pulp mills, including several of Fort James' mills. Based on its evaluation of the rules as they are currently expected to be issued, the Company believes that capital expenditures of approximately $100 million may be required during the nominal compliance period of three years following the date of promulgation to bring Fort James' facilities into compliance.

NOTE 16 -- SEGMENT INFORMATION

     The Company operates in the following industry segments: (i) the Consumer Products segment, which consists of the manufacture and marketing of personal care products including tissue and towels and disposable tabletop products including napkins, plates and cutlery organized along retail and commercial market channels; (ii) the Packaging segment, which after the sale of the Flexible Packaging group, manufactures folding cartons and paperboard principally for food and other consumer products manufacturers; and (iii) the Communications Papers segment, which after the spin-off to Crown Vantage (see
Note 2), manufactures and markets uncoated business and printing papers serving the commercial printing and office markets. The Company's operations are principally domestic other than the Consumer Products segment, which includes the European Consumer Products Business. Jamont N.V.'s operating results, which represent the majority of the European Consumer Products Business' operations, have been included beginning in July 1994 when it became a consolidated subsidiary.

                                                   Consumer Products
                                                  --------------------                                   Intersegment
                                                   North                               Communications    elimination/
                                                  America      Europe     Packaging        Papers         Corporate       Total
                                                  --------    --------    ---------    --------------    ------------    --------
                                                                                   (in millions)
1996
Net sales......................................   $4,362.0    $1,980.2    $1,139.9        $  456.7         $ (231.7)     $7,707.1
Segment results before severance and
  other items..................................      753.3       177.1        91.9            22.2           (124.5)        920.0
Severance and other items......................      (13.1)      (42.0)       49.0                             (4.6)        (10.7)
                                                  --------    --------    ---------    --------------    ------------    --------
Income from operations.........................      740.2       135.1       140.9            22.2           (129.1)        909.3
Depreciation and amortization..................      269.4       128.4        72.1            48.6             21.0         539.5
Capital expenditures...........................      272.2        96.3        78.6            34.1             18.3         499.5
Total assets...................................    3,527.5     2,607.5       585.2           603.4            833.3       8,156.9

1995
Net sales......................................   $4,440.6    $1,949.9    $1,659.9        $1,091.4         $ (253.9)     $8,887.9
Segment results before severance and
  other items..................................      583.5        63.5        76.1           191.2            (79.0)        835.3
Severance and other items......................       (5.1)      (22.3)       (7.1 )          (2.2)           (15.2)        (51.9)
                                                  --------    --------    ---------    --------------    ------------    --------
Income from operations.........................      578.4        41.2        69.0           189.0            (94.2)        783.4
Depreciation and amortization..................      255.8       137.5        83.7           103.1             19.5         599.6
Capital expenditures...........................      231.2        94.5       113.0            45.7              4.1         488.5
Total assets...................................    3,661.4     2,793.1       949.7           672.4            834.7       8,911.3

1994
Net sales......................................   $3,846.9    $  819.1    $1,637.6        $  999.9         $ (199.8)     $7,103.7
Segment results before severance and
  other items..................................      448.6        15.1        78.0           (35.8)           (72.5)        433.4
Severance and other items......................       (5.8)      (15.7)       11.3             2.2             (1.6)         (9.6)
                                                  --------    --------    ---------    --------------    ------------    --------
Income (loss) from operations..................      442.8        (0.6)       89.3           (33.6)           (74.1)        423.8
Depreciation and amortization..................      239.5        54.9        81.1           125.4             83.2         584.1
Capital expenditures...........................      218.3        35.1       109.6            60.0             12.3         435.3
Total assets...................................    3,561.0     2,658.1     1,150.9         1,457.4            777.8       9,605.2

     Intersegment sales are recorded at market prices and are eliminated in consolidation. Corporate assets consist primarily of cash and cash equivalents, current deferred income taxes, investments in unconsolidated affiliates, and the net pension asset. During each of the three years in the period ended December 29, 1996, export sales to foreign markets from the Company's domestic operations represented less than 10% of total sales to unaffiliated customers; no single customer accounted for more than 10% of total sales in any year.

NOTE 17 -- SUBSEQUENT EVENTS

     In January and February 1997, the Company unwound $470 million in notional amount of foreign exchange contracts, along with related interest rate agreements, at a cost of $31 million, net of tax benefits. The foreign exchange contracts were designated as hedges of a portion of the Company's net investment in its European Consumer Products Business (see Note 10). The Company terminated such contracts prior to their original expiration in September 1998. Additionally, the Company effectively unwound $648 million of the $1,286 million in notional amount of interest rate swaps (see Note 10), following the overall reduction of debt in 1996.

     As a part of the Company's ongoing program of timberland divestitures, on April 29, 1997, pursuant to an offering memorandum dated September 12, 1996, Fort James completed the sale of approximately 95,000 acres of timberlands located in Alabama and Mississippi for cash proceeds of $111 million. The Company recorded a gain of $57.7 million ($35.2 million, net of taxes, or $.17 per share).

     In May 1997, the Attorney General of the State of Florida filed a civil action in the Gainesville Division of the United States District Court for the Northern District of Florida against the Company and eight other manufacturers of sanitary paper products alleging violations of federal and state antitrust and unfair competition laws. The complaint seeks civil penalty under Florida law of $1 million for each alleged violation against each defendant, an unspecified amount of treble damages and injunctive relief. Over the following weeks, additional civil class actions were filed in various federal and state courts against the same defendants alleging violations of federal and state antitrust statutes and seeking treble damages and injunctive relief. The actions are the subject of a motion for transfer and consolidation before the Joint Panel of Multidistrict Litigation. The litigation is in its earliest stages. The Company intends to defend the litigation vigorously.

     In July 1997, the Company announced that as of September 2, 1997, it is calling its Series P 9% Cumulative Convertible Preferred Stock for conversion into Common Stock at a conversion ratio of .9206 shares of Common Stock for each Series P depositary share. The conversion of the Series P depositary shares will reduce the Company's aggregate cash dividends by approximately $16.5 million per year.

     In August 1997, the Company announced that as of October 1, 1997, it is calling its Series O 8 1/4% Cumulative Preferred Stock for redemption at its face value of $98.1 million.

     On August 12, 1997, James River paid the outstanding balance of $91 million on its European credit facility with proceeds from other available European financings, and terminated this agreement. On August 13, 1997, prior to the effectiveness of the merger, James River paid down and terminated its $200 million 9.77% note agreement using proceeds from divestitures and excess cash flow. On August 13, 1997, after the effectiveness of the merger, Fort James entered into a $2.5 billion credit agreement and, upon repayment of any outstanding balances, terminated its two existing domestic revolving credit facilities and term loans A and B. The $2.5 billion credit agreement expires in 2002. The interest rate payable on outstanding balances of revolving loans pursuant to this credit agreement is generally based, at the option of the Company, on the prime rate, LIBOR, certificate of deposit rates, or federal funds effective rates.

   SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

Results of Operations and Financial Condition

  Business Combination

     On August 13, 1997, a wholly-owned subsidiary of James River Corporation of Virginia ("James River") merged with and into Fort Howard Corporation ("Fort Howard") creating a new company, Fort James Corporation ("Fort James" or the "Company") -- a world-class consumer products company. Effective with the merger, James River was renamed Fort James Corporation. In connection with the merger, Fort James issued 104.8 million shares of Common Stock for all the outstanding common stock of Fort Howard based on a conversion ratio of 1.375 shares of Fort James Common Stock for each share of Fort Howard common stock, for a total value of $4.6 billion. The merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests for financial reporting purposes. Accordingly, Fort James' supplemental consolidated financial statements have been restated for all periods prior to the business combination to include the combined financial results of James River and Fort Howard. The financial data presented in this Supplemental Management Discussion and Analysis of Results of Operations and Financial Condition has also been restated to include the combined financial results of James River and Fort Howard.

                 RESULTS OF OPERATIONS -- 1996 COMPARED TO 1995

     Net sales decreased to $7,707 million in 1996 from $8,888 million in 1995, while net income increased to $319.9 million from $141.1 million during the same periods. The comparability of revenues and results was affected by divestitures and non-recurring items. In 1996, the Company sold its Flexible Packaging and related Inks divisions, as well as several small domestic Consumer Products Business facilities. In 1995, Fort James spun off Crown Vantage Inc. ("Crown Vantage") to its common shareholders. Crown Vantage included a large part of what was formerly in the Company's Communications Papers Business, as well as the specialty paper-based portion of the Packaging Business. Acquisitions and divestitures are more fully described in Note 2 of Notes to Supplemental Consolidated Financial Statements.

     Non-recurring severance and other charges for 1996 and 1995, which are further described in Note 3 of Notes to Supplemental Consolidated Financial Statements, included the following (in millions):

                                                                                                  1996                1995
                                                                                            ----------------    ----------------
                                                                                            Pretax     Net      Pretax     Net
                                                                                            ------    ------    ------    ------
Severance costs..........................................................................   $(40.6)   $(25.3)   $(42.7)   $(25.3)
Asset write-downs........................................................................    (59.3)    (36.7)     (4.2)     (2.6)
Gain on divestitures.....................................................................     89.2      49.1
Crown Vantage spin-off costs.............................................................                         (5.0)     (4.2)
French statutory tax rate increase.......................................................                                   (6.3)
                                                                                            ------    ------    ------    ------
     Total...............................................................................   $(10.7)   $(12.9)   $(51.9)   $(38.4)
                                                                                            ------    ------    ------    ------
                                                                                            ------    ------    ------    ------

     Excluding non-recurring items, income before extraordinary item was $340.9 million, or $1.54 per share, in 1996 compared with $198.3 million, or $.85 per share, in 1995.

Segment Data

     The following tables set forth sales and operating results, before severance and other items, by business segment for 1996 and 1995. The pro forma information is presented as if Crown Vantage and the Flexible Packaging division were excluded from each year's results.

                                                                                         Historical                Pro Forma
                                                                                   ----------------------    ----------------------
                                                                                     Net        Segment        Net        Segment
1996 (in millions):                                                                 Sales      Results(a)     Sales      Results(a)
                                                                                   --------    ----------    --------    ----------
Consumer Products:
  North American................................................................   $4,362.0      $753.3      $4,362.0      $753.3
  European......................................................................    1,980.2       177.1       1,980.2       177.1
Packaging.......................................................................    1,139.9        91.9         854.5        89.5
Communications Papers...........................................................      456.7        22.2         456.7        22.2
Intersegment eliminations and corporate expenses................................     (231.7)     (124.5)       (210.4)     (124.5)
                                                                                   --------    ----------    --------    ----------
  Total.........................................................................   $7,707.1      $920.0      $7,443.0      $917.6
                                                                                   --------    ----------    --------    ----------
                                                                                   --------    ----------    --------    ----------

                                                                                         Historical                Pro Forma
                                                                                   ----------------------    ----------------------
                                                                                     Net        Segment        Net        Segment
1995 (in millions):                                                                 Sales      Results(a)     Sales      Results(a)
                                                                                   --------    ----------    --------    ----------
Consumer Products:
  North American................................................................   $4,440.6      $583.5      $4,448.6      $585.5
  European......................................................................    1,949.9        63.5       1,949.9        63.5
Packaging.......................................................................    1,659.9        76.1         974.7        90.9
Communications Papers...........................................................    1,091.4       191.2         645.5       126.7
Intersegment eliminations and corporate expenses................................     (253.9)      (79.0)       (216.8)      (73.3)
                                                                                   --------    ----------    --------    ----------
  Total.........................................................................   $8,887.9      $835.3      $7,801.9      $793.3
                                                                                   --------    ----------    --------    ----------
                                                                                   --------    ----------    --------    ----------

(a) Represents segment results before severance and other items. The allocation of severance and other items by segment is presented in Note 16 of Notes to Supplemental Consolidated Financial Statements.

North American Consumer Products Business

     In 1996, the Company's North American Consumer Products Business reported sales of $4,362 million and operating results, before severance and other items, of $753 million. Sales declined by $79 million, or 2 percent, from the $4,441 million reported in 1995, while operating results, before severance and other items, improved by $169 million, or 29 percent, from the $584 million reported in 1995. This business' return on sales, before severance and other items, improved to 17.3 percent in 1996 from 13.2 percent in 1995.

     The decline in net sales was principally attributable to the divestitures of the Company's foam cup and specialty operations businesses, combined with the decline in average selling price for the Company's excess North American pulp and wastepaper.

     Net sales of retail products were comparable in 1996 and 1995, as unit volume increases for retail personal care products were offset by lower retail tabletop volumes. Average pricing was comparable to the prior year for retail personal care products, but slightly higher for retail tabletop products. List prices for retail tissue and towel products were increased twice in 1995, but were reduced in the spring of 1996 by between 5 and 8 percent, following competitive pricing actions tied to the falling cost of market pulp.

     Net sales into the commercial channel declined from the prior year, reflecting a combination of unit volume increases for personal care products, more than offset by unit volume and price decreases for foodservice products. Average pricing for commercial personal care products improved slightly compared to 1995 levels. High industry utilization rates contributed to relatively stable commercial personal care pricing throughout 1996, despite significantly lower average wastepaper costs. Commercial foodservice products experienced lower average pricing in 1996 compared to the prior year, as competitive price reductions were taken following raw material cost reductions.

     Net sales into the warehouse club and private label channels continued to increase over 1995 sales, driven by both stronger volumes and higher average selling prices.

     The North American Consumer Products Business is fully integrated for its virgin pulp requirements, with excess capacity of between 200,000 and 250,000 metric tons per year sold as market pulp. Net sales of market pulp fell sharply from 1995 levels, resulting from the precipitous decline in industry selling prices during 1996.

     The improvement in operating results for the North American Consumer Products Business was driven by a combination of cost reduction initiatives, lower raw material costs and lower levels of trade spending, partially offset by increased advertising and marketing costs and reduced market pulp profitability. On a discretionary basis, the Company currently plans to continue to increase spending on advertising and marketing supporting its consumer branded products in 1997, to be funded with a portion of the incremental savings expected to be realized from cost reduction activities.

European Consumer Products Business

     In 1996, the Company's European Consumer Products Business reported sales of $1,980 million and operating results, before severance and other items, of $177 million. Sales increased by $30 million, or 2 percent, from the $1,950 million reported in 1995, while operating results increased by $113 million, or more than 175 percent, from the $64 million reported in 1995. This business' return on sales, before severance and other items, improved to 8.9 percent in 1996 from 3.3 percent in 1995.

     Increased sales in 1996 were attributable to market share gains, partially offset by a small decline in average net selling prices. Converted product unit volumes increased in 1996, despite a two-month strike at the Company's Spanish tissue facility. Volume gains occurred in all geographic regions and were attributable, in part, to successful new product innovations, as well as a recovery of lower than normal volumes experienced in 1995. Average finished goods pricing declined compared to 1995, in response to dramatically lower raw material costs.

     Similar to most of its European tissue competitors, the majority of Fort James' European Consumer Products Business are not integrated producers. Approximately two-thirds of the business' fiber requirements are met with purchased market pulp (some of which is purchased from Fort James' North American Consumer Products Business), while the remaining one-third is provided by its deinked pulp and wastepaper facilities. After climbing dramatically in 1995, market pulp and wastepaper costs fell sharply in the first half of 1996. The reduction in fiber costs, without a commensurate reduction in average selling prices, contributed to the higher margins reported in 1996.

     In addition to lower fiber costs, operating profit improvements were generated by manufacturing cost reductions and increased volumes, partially offset by lower average selling prices and increased expenses for advertising, consumer promotion and trade spending.

     Although improving, the European-wide tissue capacity utilization rate is not at an optimal level. Therefore, the Company expects continued competitive pressure on tissue pricing in 1997 in the face of continued low raw material costs.

Packaging Business

     In 1996, the Company's Packaging Business reported sales of $1,140 million and operating results, before severance and other items, of $92 million. Sales decreased by $520 million from the $1,660 million reported in 1995, while operating profits, before severance and other items, increased by $16 million from the $76 million reported in 1995. The majority of the decline in sales was due to divestitures. On a pro forma basis, excluding the Flexible Packaging division and the packaging facilities spun off to Crown Vantage, sales decreased from $975 million in 1995 to $855 million in 1996, while operating profits, before severance and other items, decreased from $91 million to $90 million, respectively. This business' pro forma return on sales, before severance and other items, improved to 10.5 percent in 1996 from 9.3 percent in 1995.

     The decline in pro forma sales was principally attributable to lower volumes for folding cartons, partially offset by increased volumes for coated recycled board. Selling prices for coated recycled board averaged approximately 10 percent lower in 1996 compared to 1995. Average folding carton prices were similar in 1996 and 1995, as prices trended higher throughout 1995, before trending lower during 1996, directionally following bleached and recycled paperboard raw material costs.

     The increase in the Packaging Business' operating profits was attributable to a combination of lower raw material costs, particularly for purchased wastepaper, and manufacturing cost reductions, partially offset by the lower volumes and pricing for certain packaging grades. Operating profits also improved following the sale of the Flexible Packaging division and the spin-off of packaging operations to Crown Vantage, as these divisions reported operating losses in 1995.

Communications Papers Business

     In 1996, the Communications Papers Business reported sales of $457 million and operating results, before severance and other items, of $22 million. Sales decreased by $634 million, from $1,091 million in 1995, while operating profits, before severance and other items declined by $169 million, from $191 million in 1995. The majority of the decline in sales was due to the spin-off of a large portion of the Communications Papers Business to Crown Vantage in August 1995. On a pro forma basis, excluding the spun-off operations, sales decreased from $646 million in 1995 to $457 million in 1996, while profits declined from $127 million to $22 million, respectively. This business' pro forma return on sales, before severance and other items, declined from 19.7 percent in 1995 to 4.8 percent in 1996.

     The decline in pro forma sales was attributable to lower average selling prices and lower unit volumes in both uncoated free sheet and uncoated groundwood papers. After increasing sharply during the first nine months of 1995, selling prices fell steadily throughout 1996, due to major customer inventory corrections combined with weaker demand growth and excess industry capacity. Selling prices for uncoated free sheet averaged approximately $250 per ton lower in 1996 compared to 1995, while selling prices for uncoated groundwood averaged approximately $50 per ton lower. Unit volumes declined from 1995 levels by 6 to 7 percent for both uncoated free sheet and uncoated groundwood. The majority of the volume declines occurred in the first half of 1996, as substantial market-related downtime was taken to prevent a build-up of inventory.

     The decline in the Communications Papers Business' pro forma operating profits was a direct result of the decline in selling prices and volumes, partially offset by lower wood chip costs. Fort James' two Communications Papers Business facilities are located in the Pacific Northwest, where the Company does not own a significant amount of timberlands. Accordingly, Fort James relies on purchased wood chips to supply these integrated facilities. Northwestern wood chip costs, which have been higher than in other regions because of environmental restrictions on timber harvesting, increased sharply during the first nine months of 1995 in connection with the over-heated pulp and paper markets, before declining between 20 and 25 percent in 1996.

Other Income and Expense Items

     General corporate expenses, before severance and other items, increased to $125 million in 1996 from $79 million in 1995. The increase principally resulted from consulting and other costs incurred during 1996 in installing new integrated management information systems to support the Company's cost reduction programs. Corporate costs are expected to begin trending lower in 1997, as the new systems installations are completed.

     The Company estimates that transaction costs associated with the merger will be approximately $50 million to $60 million. All fees and transaction expenses related to the merger and the restructuring of the combined companies will be expensed as required under the pooling-of-interests accounting method. These expenses have not been reflected in the supplemental consolidated statements of operations, but will be reflected in the consolidated statements of operations of the Company in the third and fourth quarters of 1997. The range of restructuring charges cannot be reasonably estimated until an analysis of the newly combined operations is complete and a detailed restructuring plan is developed.

     Interest expense decreased by $112 million, from $536 million in 1995 to $424 million in 1996, principally due to significant reductions in outstanding debt. The application of divestiture proceeds (net of acquisitions), common stock issuance proceeds and free cash flow to pay down debt resulted in a $1,761 million reduction in outstanding debt during 1995 and 1996, as debt declined from $6,195 million as of the beginning of 1995 to $4,434 million as of the end of 1996.

     Other income declined by $23 million, from $42 million in 1995 to $19 million in 1996, largely due to an $18 million reduction in equity earnings of unconsolidated affiliates and a $3 million reduction in interest income. The Company's share of equity earnings of Aracruz Celulose S.A., the world's largest producer of eucalyptus market pulp, was lower in 1996 following the downturn in worldwide market pulp prices during 1996.

     The Company's effective tax rate was 33.9 percent in 1996, compared to 41.7 percent in 1995, excluding the effect of the charge resulting from the French income tax rate increase. This change in the effective tax rate was due to the settlement of a federal audit of Fort Howard's 1988 through 1995 tax returns which resulted in a $36 million tax benefit representing taxes previously accrued for these years.

     The Company's net income in 1996 was decreased by an extraordinary loss of $8 million (net of income taxes of $5 million) representing the write-off of deferred loan costs associated with the prepayment of a portion of outstanding indebtedness.

                        LIQUIDITY AND CAPITAL RESOURCES

Operating Activities

     Cash provided by operations increased to $1,085 million in 1996, 42 percent higher than the $766 million provided in 1995. Working capital reductions generated $230 million of cash in 1996, including $83 million from inventory reductions resulting principally from lower per unit valuations. Free cash flow (cash provided by operations, less expenditures for property, plant and equipment and dividends) increased to $488 million in 1996, from $157 million in 1995, before the effect of divestitures and acquisitions.

Investing Activities

     Net cash used for investing activities totaled $193 million during 1996 and included $500 million of capital expenditures and $200 million of cash paid for the remaining 14 percent minority interest in Jamont N.V., which is included in the Company's European Consumer Products Business, net of $497 million of cash proceeds from asset sales and $10 million of other miscellaneous cash proceeds. During 1995, net cash used for investing activities was $479 million and included capital spending of $489 million and cash paid for acquisitions of $53 million, net of cash proceeds from asset sales and other items of $62 million.

     The $497 million of 1996 cash proceeds from divestitures included $373 million from the sale of the Flexible Packaging division, $52 million from the sale of the foam cup operations, $30 million from the sale of the specialty operations, $27 million from the sale of the Inks division, and $15 million from other miscellaneous asset sales. Future free cash flow may be directed toward debt reduction.

     Capital spending of $500 million in 1996 increased by $11 million compared to 1995 spending of $489 million. On a pro forma basis, excluding spending for Flexible Packaging and Crown Vantage from both years, spending was approximately $487 million in 1996 compared to $408 million in 1995. Nearly three-quarters of the total 1996 expenditures were for the Consumer Products Business, including approximately $25 million of spending on tissue converting equipment modernizations at the Pennington, Alabama, mill and $15 million for secondary fiber capacity expansions in Green Bay, Wisconsin. The Company currently expects 1997 capital spending to be in the range of $500 million. In September 1996, Fort Howard's Board of Directors authorized the installation of a new tissue machine at the Savannah, Georgia mill. The expansion is planned for completion in 1999 at an estimated cost of $160 million. Contractual capital commitments as of December 29, 1996, were not material.

Financing Activities

     Total indebtedness decreased by $1,080 million, from $5,514 million as of December 31, 1995, to $4,434 million as of December 29, 1996, principally from the use of divestiture proceeds, net of acquisitions, proceeds from a common stock offering, and free cash flow. During 1996, new borrowings totaled $4 million and debt payments totaled $1,049 million. Additionally, changes in foreign currency translation rates reduced debt denominated in foreign currencies by $35 million.

     As of December 29, 1996, Fort James and its subsidiaries had domestic and foreign revolving credit facilities providing for unsecured borrowings of up to $1,462 million, of which $935 million expire in December 1999 and the balance expires in 1997, 1998 and 2002. The Company also had domestic and foreign commercial paper programs, supported by the revolving credit facilities, providing for issuances of up to $624 million. In addition, Fort James had agreements with several banks under which it may borrow funds on an uncommitted basis at below-prime rates. On December 29, 1996, the Company had outstanding borrowings of $426 million that were supported by the revolving credit facilities, including $368 million outstanding under such facilities, $48 million of money market notes and $10 million of commercial paper.

     Total outstanding debt of $4,434 million on December 29, 1996, included approximately $3,205 million of fixed rate and $1,229 million of floating rate obligations. As of December 29, 1996, the Company also had outstanding interest rate swap agreements that effectively converted $1,286 million of fixed rate debt and other financial obligations to variable rate obligations. The effect of the swaps was an increase in interest expense of approximately $4 million in 1996 and $8 million in 1995. These contracts expire between September 1998 and January 1999. As of December 29, 1996, the interest rate swaps had a fair value of $(15) million. The Company is also party to LIBOR-based interest rate cap agreements which limit the interest cost to the Company with respect to $500 million of floating rate obligations to 8 percent plus the Company's borrowing margin until June 1, 1999. At current market rates at the end of 1996, the fair value of the Company's interest rate cap agreements is $1 million compared to a carrying value of $8 million. Additional information on the interest rate swaps and caps is provided in Note 10 of Notes to Supplemental Consolidated Financial Statements. As of the end of 1996, Fort James' weighted-average interest rate was 8.24 percent (including the impact of the interest rate swaps), compared to
8.22 percent as of the end of 1995. Subsequent to the end of 1996, the Company effectively unwound $648 million of the swap agreements (see Note 17 of Notes to Supplemental Consolidated Financial Statements).

     James River's most restrictive debt agreements contain limitations on borrowings and require maintenance of a minimum amount of net worth. As of December 29, 1996, under the most restrictive provisions of James River's debt agreements, James River had additional borrowing capacity of $1.6 billion and net worth in excess of the minimum requirement of approximately $390 million. Among other restrictions, Fort Howard's debt agreements: (i) restrict payments of dividends, repayments of subordinated debt, purchases of Fort Howard's common stock, additional borrowings and acquisition of property, plant and equipment;
(ii) require that certain financial ratios be maintained at prescribed levels;
(iii) restrict the ability of Fort Howard to make fundamental changes and to enter into new lines of business, the pledging of Fort Howard's assets and guarantees of indebtedness of others and (iv) limit dispositions of assets and investments which might be made by Fort Howard. Fort Howard debt containing these restrictions were refinanced simultaneously with the merger (see below).

     On August 12, 1997, James River paid the outstanding balance of $91 million on its European credit facility with proceeds from other available European financings, and terminated this agreement. On August 13, 1997, prior to the effectiveness of the merger, James River paid down and terminated its $200 million 9.77% note agreement using proceeds from divestitures and excess cash flow. On August 13, 1997, after the effectiveness of the merger, Fort James entered into a

$2.5 billion credit agreement and, upon repayment of any outstanding balances, terminated its two existing domestic revolving credit facilities and term loans A and B. The $2.5 billion credit agreement expires in 2002. The interest rate payable on outstanding balances under revolving loans pursuant to this credit agreement is generally based, at the option of the Company, on the prime rate, LIBOR, certificate of deposit rates, or federal fund effective rates.

     In 1996, Fort Howard issued 10.52 million shares of common stock (14.5 million when converted to Fort James Common Stock) for net proceeds of $204 million. These proceeds were primarily used to pay down debt. As of December 29, 1996, Fort James had $738 million face value of outstanding preferred stocks. Of this total, (i) $287 million (the Series P preferred stock) will be redeemed by the Company at a call price payable in common shares beginning September 2, 1997; (ii) $98 million (the Series O preferred stock) will be redeemed with cash at face value of $98.1 million beginning on October 1, 1997; and (iii) $353 million (the Series K, L, and N preferred stocks) are exchangeable for convertible subordinated debentures or are redeemable at a cash price of $355 million. The terms of these preferred stocks are more fully described in Note 12 of Notes to Supplemental Consolidated Financial Statements.

     Dividends paid declined from $120 million in 1995 to $97 million in 1996. The decline was solely attributable to timing, with five common dividend payment dates occurring in 1995, versus three quarterly payment dates occurring in 1996.

     As of the end of 1996, the Company had outstanding foreign currency contracts totaling $470 million, which were designated as a hedge of a portion of the investment in the European Consumer Products Business. These contracts were principally denominated in French francs, British pounds, Belgian francs and Spanish pesetas and expire on September 1, 1998. Subsequent to the end of the year, the Company unwound all $470 million of the foreign currency contracts. See Note 17 of Notes to Supplemental Consolidated Financial Statements.

Contractual Labor Agreements

     Fort James currently employs approximately 30,000 people. The majority of hourly employees are members of unions. Contracts covering approximately 3,000 domestic and Canadian employees are scheduled for renegotiation in 1997.

Environmental Matters

     Like its competitors, Fort James is subject to extensive regulation by various federal, state, provincial, and local agencies concerning compliance with environmental control statutes and regulations. These regulations impose limitations on the discharge of materials into the environment, as well as require the Company to obtain and operate in compliance with the conditions of permits and other governmental authorizations.

     Fort James has made and will continue to make substantial capital investments and operating expenditures, as well as production adjustments, to comply with increasingly stringent standards for air, water, and solid and hazardous waste regulations. Capital expenditures totaling approximately $23 million in 1996 and $54 million in 1995 were made by Fort James for pollution control facilities and equipment.

     In 1993, the U.S. Environmental Protection Agency ("EPA") published draft regulations, generally referred to as the "cluster rules," intended to reduce air and water discharges of specific substances from U.S. pulp and paper mills. The final rules are likely to be issued in 1997. These rules may require significant changes in the pulping and/or bleaching processes presently used in some U.S. pulp mills, including several of Fort James' mills. Based on its evaluation of the rules as they are currently expected to be issued, the Company believes that capital expenditures totaling approximately $100 million may be required during the nominal three-year compliance period following the date of promulgation, in order to bring Fort James' facilities into compliance.

     As of December 29, 1996, Fort James had been identified as a potentially responsible party ("PRP"), along with others, under federal or state laws with respect to approximately 50 sites where hazardous substances or other contaminants are located. Among these superfund sites, the Company, along with six other current and former operators of pulp and paper facilities, has been identified as a PRP by the U.S. Fish and Wildlife Service and other state and federal agencies, including the EPA, and tribal entities, regarding contamination of the lower Fox River by hazardous substances. The agencies and tribes seek remediation and restoration of the river, and natural resources damages. At this time, the Company, in conjunction with other PRPs, has agreed to participate in the funding of remedial studies and a natural resources damages assessment and is engaged in negotiations with federal and state agencies and tribes to resolve outstanding claims. Note 15 of Notes to Supplemental Consolidated Financial Statements provides information on the Company's accrued remediation liabilities.

Contingent Liabilities

     During 1994, Fort James was sued by certain former holders of Fort James' 10 3/4% Debentures due October 1, 2018. Most of these debentures were retired by means of a tender offer to all holders which commenced on September 18, 1992. The remainder were redeemed on November 2, 1992. In general, the complaints allege violations of a covenant prohibiting the use of lower cost borrowed funds to redeem the debentures before October 1, 1998, and violations of various disclosure obligations, and seek damages in excess of $50 million plus punitive damages in excess of $500 million. In June 1997, the Alabama Court granted James River summary judgment on the claims and dismissed the action. The plaintiffs have appealed to the Alabama Supreme Court. Fort James believes that these claims are without merit and intends to defend them vigorously. Further information on Fort James' contingent liabilities is included in Note 15 of Notes to Supplemental Consolidated Financial Statements.

Adoption of Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") which is effective for periods beginning after December 15, 1997, including interim periods. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements, either in the statement of operations or a separate statement. Additionally, SFAS 130 requires the display of the accumulated balance of other comprehensive income. Note 1 of Notes to Supplemental Consolidated Financial Statements describes the pro forma impact of SFAS 130 for the years ended December 29, 1996, December 31, 1995, and December 25, 1994.

     In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") which is effective for periods beginning after December 15, 1997, including interim periods after the year of initial adoption. SFAS 131 establishes standards for the way public companies report information about operating segments in both interim and annual financial statements, including related disclosures about products and services, geographic areas, and major customers. The Company has not determined what, if any, impact SFAS 131 will have on the operating segments reported nor the impact SFAS 131 will have on the related disclosures.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("SFAS 128"), which is effective for periods ending after December 15, 1997, including interim periods. SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") by replacing primary EPS with the presentation of basic EPS and requiring dual presentation of basic and diluted EPS on the face of the income statement. Note 1 of Notes to Supplemental Consolidated Financial Statements describes the pro forma impact of SFAS 128 for the years ended December 29, 1996, December 31, 1995, and December 25, 1994.

Effect of Changing Prices

     Prior to 1994, the Company had experienced only moderate levels of inflation for several years. Between mid-1994 and mid-1995, the Company experienced significant increases in the cost of many of its base raw materials. In almost all cases, selling price increases followed these cost increases, although on a lag basis. In the second half of 1995 and throughout 1996, costs of many of these same raw materials declined.

                RESULTS OF OPERATIONS -- 1995 COMPARED WITH 1994

     Fort James' 1995 consolidated net sales increased 25 percent to $8,888 million compared with $7,104 million in 1994. The change in results was impacted by (i) the effect of the inclusion of Jamont N.V. sales in the European Consumer Products Business for a full year in 1995, (ii) the spin-off of Crown Vantage in 1995, and (iii) the impact of higher pricing for many of Fort James' products. Income from operations totaled $783 million in 1995, a nearly two-fold improvement over the $424 million reported in 1994. The Company reported net income of $141 million, or $.50 per share, in 1995, versus a net loss of $83 million, or $(.96) per share, in 1994.

     The 1995 results included $32 million, net of taxes and minority interests, primarily for severance and related costs, an extraordinary loss on debt repurchases of $19 million, net of taxes, and $6 million, net of minority interests, for the cumulative effect of an increase in the French income tax rate. Non-recurring items reported in 1994 included $16 million, net of taxes, for severance, litigation and environmental costs, an extraordinary loss on debt repurchases of $28 million, net of taxes, and after-tax income of $5 million for interest income on tax refunds. Excluding non-recurring items, net income was $198 million, or $.85 per share, in 1995 compared to a net loss of $44 million, or $(.67) per share, in 1994.

     In July 1994, Fort James increased its ownership interest in Jamont N.V., which represents the majority of the European Consumer Products Business, from 43.2% to 86.4% for a purchase price of approximately $575 million. This business was included in Fort James' consolidated results for all of 1995, compared to only five months in 1994, accounting for approximately $815 million of the increase in net sales and $35 million of the increase in operating profits between 1994 and 1995. In addition, interest expense and preferred dividend requirements increased by approximately $39 million and $13 million, respectively, due to this purchase.

North American Consumer Products Business

     Reported net sales for the North American Consumer Products Business increased by 15 percent, to $4,441 million in 1995 from $3,847 million in 1994. Net sales of retail products increased over the prior year, principally due to higher net selling prices. For the first nine months of 1995, retail product volumes were slightly higher than the prior year; however, fourth quarter retail volumes were significantly below the prior year's due to reduced promotional spending in the quarter. Net sales of commercial products increased over the prior year, reflecting significantly higher selling prices, partially offset by lower volumes. Price increases were implemented in commercial markets several times during the first half of 1995, following a sharp escalation in wastepaper costs. Commercial product volumes declined compared to 1994 levels, resulting from a combination of the Company's decision to reduce its product line offerings and more competitive pricing conditions experienced in the second half of 1995. Net sales of warehouse club products increased over the prior year, reflecting both higher volumes and higher average selling prices.

     Operating profits, before severance and other items, for the North American Consumer Products Business increased to $584 million in 1995 from $449 million in 1994, while operating profits improved to 13 percent from 12 percent. The improved profitability was driven by cost reduction initiatives combined with pricing gains which outpaced raw material cost increases.

European Consumer Products Business

     Reported 1995 net sales for the European Consumer Products Business were up sharply due to the consolidation of Jamont N.V. results for all of 1995, versus only five months in 1994. On a pro forma basis, reflecting a full year of results in both 1994 and 1995, sales increased by 19 percent, from $1,634 million in 1994 to $1,950 million in 1995. Increased pro forma sales were driven by a combination of price increases, implemented to recover sharply higher raw material costs, and mix improvements, partially offset by lower shipments. Market pulp and wastepaper cost increases during 1994 and 1995 outpaced tissue price increases, resulting in a contraction in margins. In addition, volumes declined in response to the business' aggressive program to increase pricing. The negative impact of these items was largely offset by cost reduction program benefits, as work force reductions were made during 1995. On a pro forma basis, operating profits, before severance and other items, improved 28 percent from $50 million in 1994 to $64 million in 1995.

Packaging Business

     Reported net sales for the Packaging Business were relatively level, at $1,660 million in 1995 compared to $1,638 million in 1994. On a pro forma basis, excluding the specialty packaging papers facilities spun off to Crown Vantage, net sales increased by 7 percent, from $1,361 million in 1994 to $1,459 million in 1995. Net sales increases reflected higher average prices for most products, on relatively level shipments. Price increases were implemented in all major product categories, including folding cartons, paperboard and flexible packaging, in an effort to pass through the cost escalation in major raw material inputs, such as wastepaper, plastic resins, and paperboard, experienced in the first half of 1995. Operating profits, before severance and other items, declined slightly from $78 million in 1994 to $76 million in 1995. On a pro forma basis, excluding the spun-off facilities, profitability increased from $65 million in 1994 to $80 million in 1995. While the spun-off operations contributed approximately $13 million to 1994 profits, they generated an operating loss during the eight months they were included in 1995 results, due to unrecovered pulp cost increases. Flexible packaging 1995 results were also below 1994 levels, and were negatively affected by unrecovered raw material cost increases, competitive markets caused in part by new industry capacity and higher manufacturing costs.

Communications Papers Business

     Net sales for the Communications Papers Business increased to $1,091 million in 1995 from $1,000 million in 1994, despite the exclusion of the facilities spun off to Crown Vantage during the last four months of 1995. On a pro forma basis, assuming the spin-off had occurred at the beginning of 1994, net sales would have totaled $646 million in 1995 versus $482 million in 1994.

     Selling prices for uncoated free sheet papers increased sharply during the first nine months of 1995, before falling slightly in the fourth quarter. Average selling prices for the retained uncoated free sheet operations increased from $600 per ton in 1994 to $970 per ton in 1995. During the first half of 1995, shipments for the retained uncoated free sheet operations were comparable to the prior year. However, shipments fell approximately 20 percent during the second half of the year due to major customer inventory corrections and weaker economic growth, causing Fort James to curtail production in the fourth quarter. Average selling prices for uncoated groundwood papers increased from $445 per ton in 1994 to $675 per ton in 1995, while shipments were comparable with those of the prior year.

     Reported operating results, before severance and other items, improved from a loss of $36 million in 1994 to a profit of $191 million in 1995. On a pro forma basis, excluding facilities spun off to Crown Vantage, this business had an operating loss of $22 million in 1994 compared to a profit of $127 million in 1995. The improved profitability was driven principally by significantly higher pricing, partially offset by higher Northwestern wood chip and other raw material costs.

Other Income and Expense Items

     General corporate expenses, before severance and other items, increased to $79 million in 1995, from $73 million in 1994. Corporate expenses for 1994 included $11 million of non-recurring litigation and environmental costs, while 1995 expenses included more than $10 million of costs for systems redesign efforts related to cost reduction initiatives.

     Interest expense increased by $13 million, from $523 million in 1994 to $536 million in 1995. The majority of the increase was due to the full year's impact of the consolidation of Jamont N.V. in the European Consumer Products Business, partially offset by the debt reduction following the Crown Vantage spin-off and debt reduction from proceeds of common stock issuance.

     Other income increased to $42 million in 1995, from $29 million in 1994. Substantially all of the increase was attributable to higher equity earnings of unconsolidated affiliates, principally from the improved performance of Aracruz following the sharp upturn in worldwide market pulp prices in 1995.

     In 1995, the Company reported an effective tax rate of 41.7 percent, excluding the charge for the French income tax rate increase. This differed from the combined federal and state statutory rate primarily because of the relative size of nondeductible goodwill amortization expense and certain foreign pretax losses for which no tax benefit was then available. At 20.5 percent, the 1994 effective tax rate was lower than the 1995 rate, principally because of the effect of nondeductible expenses relative to the pretax loss.

     The Company's net income in 1995 was decreased by an extraordinary loss of $19 million (net of income taxes of $12 million) representing the redemption premiums and write-offs of deferred loan costs associated with the prepayment or redemption of a portion of the Company's outstanding indebtedness.

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